SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WILLIAM LYON HOMES
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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April 21, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 annual meeting of stockholders (the “Annual Meeting”) of William Lyon Homes, a Delaware corporation, to be held on Tuesday, May 31, 2016, 10:00 a.m. local time, at our principal executive offices located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

At the Annual Meeting, you will be asked to: (i) elect eight (8) directors to serve for the ensuing year, (ii) ratify the selection of our independent registered public accounting firm, (iii) vote on an advisory basis to approve our executive compensation (“say-on-pay vote”), and (iv) transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. The accompanying Notice of Annual Meeting of Stockholders and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the eight (8) nominees for director named in the proxy statement, FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm and FOR the advisory say-on-pay vote.

Whether or not you plan to attend the Annual Meeting in person, and regardless of the number of shares of William Lyon Homes stock you own, it is important that your shares are represented and voted at the Annual Meeting. You may vote on the Internet or telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you are receiving a paper copy of the proxy materials, complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. This action will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

We thank you for your support and participation.

Very Truly Yours,

William H. Lyon	Matthew R. Zaist
Chairman of the Board and Executive Chairman	President and Chief Executive Officer

Newport Beach, California

April 21, 2016

WILLIAM LYON HOMES

4695 MacArthur Court, 8th Floor, Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS — TUESDAY, MAY 31, 2016

The 2016 annual meeting of stockholders (the “Annual Meeting”) of William Lyon Homes, a Delaware corporation (the “Company”), will be held on Tuesday, May 31, 2016, 10:00 a.m. local time, at our principal executive offices located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. We will consider and act on the following items of business at the Annual Meeting:

1.	The election of the eight (8) directors named in this proxy statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election to the Company’s Board of Directors (the “Board”) are (in alphabetical order): Douglas K. Ammerman, Michael Barr, Thomas F. Harrison, Gary H. Hunt, General William Lyon, William H. Lyon, Matthew R. Niemann and Lynn Carlson Schell.

2.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

3.	Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers (“say-on-pay vote”).

4.	Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board recommends a vote: FOR each of the eight (8) nominees for director named in the proxy statement, FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm and FOR the advisory say-on-pay vote.

Only holders of record of the Company’s Class A common stock and Class B common stock at the close of business on April 8, 2016 are entitled to notice of, to attend, and to vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten days prior to the Annual Meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. This process allows the Company to provide its stockholders with Annual Meeting information in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors

Jason R. Liljestrom

Vice President, General Counsel and

Corporate Secretary

Newport Beach, California

April 21, 2016

i

ii

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of William Lyon Homes, a Delaware corporation (as used herein, the “Company,” “we,” “us” or “our”), for use at our 2016 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, May 31, 2016, 10:00 a.m. local time, at our principal executive offices located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. Directions to attend the Annual Meeting may be found on our website at www.lyonhomes.com. References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not incorporated into this Proxy Statement.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On April 21, 2016, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Availability of Proxy Materials for the 2016 Annual Meeting

Our proxy statement and 2015 Annual Report are available at www.proxyvote.com. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2015 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our Class A common stock and our Class B common stock as of the close of business on April 8, 2016, the record date for the Annual Meeting (the “Record Date”), are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were 28,963,132 shares of our Class A common stock outstanding, including an aggregate of 1,107,122 unvested shares of restricted stock, each entitled to one vote, and there were 3,813,884 shares of our Class B common stock outstanding, each entitled to five votes.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 30, 2016. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows: FOR each of the eight (8) nominees for director named in the proxy statement, FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm and FOR the advisory say-on-pay vote. The proxy gives each of Matthew R. Zaist and Colin T. Severn discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Company proxies should be addressed to:

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Attention: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority in voting power of all of the shares of the stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which the New York Stock Exchange (the “NYSE”) determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal Nos. 1 (election of directors) and 3 (say-on-pay vote) are not considered routine matters, and without your instruction, your broker cannot vote your shares. In addition, pursuant to our bylaws, abstentions and broker non-votes will not be counted as a vote cast “for” or “against” any proposal.

Proposal No. 1: Election of Directors. A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the eight (8) director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be counted either for or against this proposal and, therefore, will not have any effect on the outcome of the election of directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm. Abstentions will not be counted either for or against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are generally not expected to result from the vote on Proposal No. 2.

Proposal No. 3: Advisory Say-on-Pay Vote. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions and broker non-votes will not be counted either for or against this proposal and, therefore, will not have any effect on the outcome of the say-on-pay vote.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten days prior to the Annual Meeting.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Nominees

Pursuant to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws (the “bylaws”), the total number of directors constituting the Board shall be fixed exclusively by the Board. Listed below are the Company’s eight current directors. Based upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has resolved that the number of directors constituting the entire Board remain at eight, and has nominated each of the Company’s current directors set forth below for election at the Annual Meeting. Each nominee listed below has consented to serve for a new term, and each director elected at the Annual Meeting will serve a one-year term until the Company’s next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this proxy statement.

The Board and the Nominating Committee believe the skills, qualities, attributes and experience of the directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders.

Name	Age	Position
William H. Lyon	42	Chairman of the Board and Executive Chairman
General William Lyon	93	Director and Chairman Emeritus
Douglas K. Ammerman(a, b, c)	64	Director
Michael Barr	45	Director
Thomas F. Harrison(a, b, c)(d)	62	Director
Gary H. Hunt(a, b, c)	67	Director
Matthew R. Niemann(a, b, c)	52	Director
Lynn Carlson Schell(a, b, c)	55	Director

(a)	Member of the Audit Committee
(b)	Member of the Compensation Committee
(c)	Member of the Nominating Committee
(d)	Mr. Harrison was appointed to the Board effective January 1, 2016. On February 9, 2016, Mr. Harrison was appointed to each of the Audit, Compensation and Nominating Committees.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT NAMED DIRECTOR NOMINEES.

Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director, and not by stockholders. A director elected by the Board to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information About Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led the Board to conclude that each nominee should serve on the Board at this time. There are no family relationships between any director or executive officer and any other director or executive officer of the Company, except for General William Lyon and William H. Lyon, who are father and son.

William H. Lyon, Executive Chairman and Chairman of the Board, served as Chief Executive Officer for William Lyon Homes from March 2013 through July 2015, and as Co-Chief Executive Officer from July 2015 to March 2016, at which time he transitioned into the current role of Executive Chairman. Prior to being elected Chairman of the Board effective in March 2016, Mr. Lyon had also served as Vice Chairman of the Board since July 2015, and has been a member of our Board since January 25, 2000. William H. Lyon worked full time with the former William Lyon Homes from November 1997 through November 1999 as an assistant project manager and has been employed by the Company since November 1999. Since joining the Company as an assistant project manager, Mr. Lyon has served as a Project Manager, the Director of Corporate Development (beginning in 2002), the Director of Corporate Affairs (from February 2003 to February 2005), Vice President and Chief Administrative Officer (from February 2005 to March 2007), Executive Vice President and Chief Administrative Officer (from March 2007 to March 2009), and President and Chief Operating Officer (March 2009 to March 2013). Mr. Lyon also actively served as the President of William Lyon Financial Services from June 2008 to April 2009. Mr. Lyon is a member of the Board of Directors of Commercial Bank of California, Pretend City Children’s Museum in Irvine, CA and The Bowers Museum in Santa Ana, CA. Mr. Lyon holds a dual B.S. in Industrial Engineering and Product Design from Stanford University.

With over 16 years of service with our Company, Mr. Lyon brings to our Board significant executive and real estate development and homebuilding industry experience, as well as an in-depth understanding of the Company’s business model and operations, and serves as a bridge between management and the Board in his roles as Chairman of the Board and Executive Chairman.

General William Lyon was elected director and Chairman of the Board of The Presley Companies, the predecessor of the Company, in 1987 and served in that capacity for the Company from November 1999 until March 2016, after which he continues to serve as a member of the Board. General Lyon also served as Chief Executive Officer of the Company from November 1999 up until March 2013, when the Board approved the newly established role of Executive Chairman for General Lyon, a role in which he served through March 2016 at which point he transitioned to the role of Chairman Emeritus following the succession of his son William H. Lyon as Chairman of the Board and Executive Chairman. General Lyon also served as the Chairman of the Board, President and Chief Executive Officer of the former William Lyon Homes, which sold substantially all of its assets to the Company in 1999 and subsequently changed its name to Corporate Enterprises, Inc. In recognition of his distinguished career in real estate development, General Lyon was elected to the California Building Industry Foundation Hall of Fame in 1985. General Lyon is a retired USAF Major General and was Chief of the Air Force Reserve from 1975 to 1979. General Lyon was the founding Chairman of the Board of Directors of Commercial Bank of California. In addition, during the past five years General Lyon had served as a member of the board of Fidelity National Financial, Inc. until 2013. General Lyon is a lifetime member of the USC Board of Trustees. General Lyon has received numerous awards and honors for his tremendous and sustained success in the building industry and his extensive public service record, including the “Distinguished Public Service” award presented by the Chairman of the Joint Chiefs of Staff of the U.S. Military.

Through his decades long career in the homebuilding industry, his reputation and his professional relationships within our industry, General Lyon provides our Board with extensive industry experience and perspective.

Douglas K. Ammerman was appointed to the board of directors on February 27, 2007. Mr. Ammerman’s business career includes almost three decades of service with KPMG, independent public accountants, until his retirement in 2002. He was the Managing Partner of the Orange County office and was a National Partner in Charge — Tax. He is a certified public accountant (inactive). In addition to his service as a member of the Board of Directors of the Company, Mr. Ammerman currenty serves as a member of the Board of Directors of four publicly traded companies. From 2005 to the present, Mr. Ammerman has served as a member of the Board of Directors of Fidelity National Financial (a company listed on the New York Stock Exchange), where he also serves as Chairman of the Audit Committee. From 2007 to the present, Mr. Ammerman has served as a member of the Board of Directors of El Pollo Loco Holdings, Inc. (a company listed on the NASDAQ Global Select Market), where he also serves as Chairman of the Audit Committee. From 2010 to the present, Mr. Ammerman has served as a member of the Board of Directors of Stantec Inc. (a company listed on the NYSE), where he serves as a member of the Audit Committee. From late 2015 to the present, Mr. Ammerman has served as a member of J. Alexander’s Holdings, Inc. (a company listed on the NYSE), where has serves as Chairman of the Audit Committee and a member of the Compensation Committee. In addition, during the past five years, Mr. Ammerman had served as a member of the Board of Directors of Remy International, Inc. (a company listed on the NASDAQ Stock Market) until 2015, where he served as Chairman of the Audit Committee, and as a member of the Board of Directors of Quiksilver, Inc. (a company previously listed on the NYSE) until 2012, where he served as Chairman of the Audit Committee and a member of both the Compensation and Nominating and Corporate Governance committees. Mr. Ammerman has served as a director of The Pacific Club for thirteen years and is a past president. He also has served as a director of the UCI Foundation for fifteen years. Mr. Ammerman holds a B.A. in Accounting from California State University, Fullerton, and a master’s degree in Business Taxation from University of Southern California.

With nearly three decades of accounting experience, as well as significant executive and board experience, Mr. Ammerman provides our board of directors with operational, financial and strategic planning insights. Mr. Ammerman developed his finance and accounting expertise while holding positions such as Managing Partner and National Partner at KPMG. With this experience, Mr. Ammerman possesses the financial acumen requisite to serve as our Audit Committee Financial Expert and provides the board with valuable insight into finance and accounting related matters.

Michael Barr was appointed to our Board on November 7, 2012 to fill a new Board seat created in connection with the investment of affiliates of Paulson & Co, Inc. (“Paulson”) in the Company. Mr. Barr currently serves as Portfolio Manager for the Paulson Real Estate Funds where he is responsible for all aspects of the real estate private equity business. He is also a partner in Paulson, which he joined in 2008.

From 2001 through 2008, Mr. Barr worked within the Lehman Brothers Real Estate Private Equity Group, serving most recently as a Managing Director of the firm and a principal of Lehman Brothers Real Estate Partners. In this capacity, he was responsible for identifying, evaluating and executing transactions throughout the United States and across all asset classes. While at Lehman Brothers, Mr. Barr led the acquisition of over $8 billion in assets. Prior to joining Lehman Brothers, Mr. Barr served as a principal and a member of the Investment Committee of Westbrook Partners, a real estate merchant banking firm founded by Tiger Management Corporation. During his tenure at Westbrook, which spanned three real estate investment funds, Mr. Barr originated and executed a wide range of real estate transactions. He began his career in the Real Estate Investment Banking group at Merrill Lynch & Co., where he participated in numerous financing and advisory assignments for both public and private real estate companies. Mr. Barr holds a B.B.A. from the University of Wisconsin. He currently serves as a member of the Board of Directors of Extended Stay America, Inc. (a company listed on the NYSE) and serves as a member of the Nominating and Corporate Governance Committee, and previously was a board member of Gables Residential Trust and Tishman Hotel & Realty.

With his extensive experience managing a wide variety of real estate transactions, Mr. Barr brings to our Board a deep understanding of and valuable expertise in real estate investment and finance.

Thomas F. Harrison was appointed to our Board effective January 1, 2016. Mr. Harrison was initially recommended to our Nominating Committee by William H. Lyon to fill a vacancy on the Board. Mr. Harrison is currently an Executive Director of Colony Capital, Inc., where he has served since 1992. As Executive Director of Colony Capital, Inc., currently, and having been a principal of Colony for over 18 years, he has demonstrated a strong record of executive leadership and success in opportunistic real estate private equity investing, business planning, investment analysis, underwriting and origination, asset and portfolio management, and business development. Currently at Colony Mr. Harrison is active in sourcing, structuring and providing capital for value add and development transactions and responsible for management oversight of the firm’s worldwide real estate value-added and development portfolio. Prior to joining Colony in 1992, Mr. Harrison was Executive Vice President of WSGP Partners, where he was responsible for real estate acquisitions from the RTC and other financial institutions. Previous to WSGP, he held senior positions with three prominent national development companies where he was responsible for the development collectively of over $1.5 billion of real estate projects and the acquisition of over $250 million of income-producing properties and residential land. Mr. Harrison holds a Bachelor of Science degree from the University of California, Los Angeles (UCLA), as well as a Master of Architecture degree from UCLA.

With decades of experience in real estate investment and finance, Mr. Harrison brings to our Board additional perspective and a breadth and depth of experience in the commercial and residential real estate industry.

Gary H. Hunt joined our Board on October 17, 2005 with over 30 years of experience in real estate. He spent 25 years with The Irvine Company, one of the nation’s largest master planning and land development organizations, serving 10 years as its Executive Vice President and member of its Board of Directors and Executive Committee. Mr. Hunt led the company’s major entitlement, regional infrastructure, planning, legal and strategic government relations, as well as media and community relations activities.

As a founding Partner in 2001 and now the Vice Chairman of California Strategies, LLC, Mr. Hunt serves as a Senior Advisor to some of the largest master-planned community and real estate developers in the Western United States. Mr. Hunt also works or has worked with major national financial institutions and regional banks to manage projects through the real estate macro-economic restructuring and re-entitlement period. Mr. Hunt currently serves on the boards of several private companies including Glenair Corporation, C.T. Realty, University of California, Irvine Foundation and Psomas Engineering Company. He formerly was a member and lead independent director of Grubb & Ellis Corporation and for sixteen months served as interim President and CEO.

Through his extensive experience in the real estate industry, Mr. Hunt brings additional perspective and provides the Board with outstanding strategic, corporate governance, political and business insight.

Matthew R. Niemann was appointed to our Board on February 25, 2012. Mr. Niemann is a Managing Director and head of Houlihan Lokey Capital’s Western U.S. Restructuring Group and is a senior member of Houlihan’s Real Estate Advisory Group, and previously was the Global Head of the Real Estate Investment Banking Group. He first joined Houlihan in 1999. Before rejoining Houlihan in 2008, Mr. Niemann spent three years with Cerberus Capital and served as senior managing director and chief strategic officer of GMAC ResCap (a Cerberus portfolio company) in charge of strategy for its $5.0 billion portfolio of builder and developer real estate investments. Mr. Niemann has been involved as a principal or advisor in a wide range of M&A, financing, restructuring and real estate transactions throughout his career, and is a frequent speaker and regularly testifies as an expert in these areas. Earlier in his career, Mr. Niemann was with PricewaterhouseCoopers and practiced law for several years in the Corporate, Banking & Real Estate practice of Bryan Cave in St. Louis. Mr. Niemann holds a law and finance degree from St. Louis University. He was a guest lecturer at the Kellogg Graduate School of Management at Northwestern University in Chicago, a member of the Ph.D. Dissertation Committee at Webster University, and has also served on the Board of Directors and Executive Committee (Treasurer) of the Ronald McDonald Houses of Greater St. Louis.

With extensive experience as an attorney, financial advisor and investment principal, Mr. Niemann brings to our Board demonstrated leadership skills and expertise in capital markets, real estate investment and finance.

Lynn Carlson Schell was appointed to our Board on February 25, 2012. Ms. Carlson Schell currently serves as the Managing Principal and Chief Executive Officer of Shelter Corporation and The Waters Senior Living, directing the firm’s strategy and long-term growth. Since founding Shelter Corporation, Ms. Carlson Schell has developed or acquired multi-family and senior housing consisting of over 16,500 units and comprising $1.2 billion in real estate. Ms. Carlson Schell led her firm’s diversification into senior living in 1999 and has since launched The Waters, a branded senior living experience in partnership with the University of Minnesota. In 2015, the Minneapolis St. Paul Business Journal named Shelter Corporation the fifth largest female owned business in Minnesota, also naming Ms. Carlson Schell an industry leader. Prior to founding Shelter Corporation, Ms. Carlson Schell spent nine years working as an associate and senior developer with Can-American Corporation. She was responsible for residential, condominium and apartment developments in the Midwest and Florida. Ms. Carlson Schell holds a B.A. in Economics from Mount Holyoke College and currently serves on the Board of Trustees of The Walker Art Center.

With over thirty years of real estate and executive experience, Ms. Carlson Schell provides our Board with operational, financial and strategic planning insights.

On December 19, 2011, the Company and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware to seek approval of a Prepackaged Joint Plan of Reorganization. At that time, Messrs. Lyon and Lyon served as executive officers of the Company and continued to serve as such after emerging from bankruptcy on February 25, 2012.

Executive Officers

The following sets forth information regarding the current executive officers of the Company. Biographical information pertaining to William H. Lyon, who is both a director and executive officer of the Company, may be found in the section above entitled “Information About Director Nominees.”

Name	Age	Position
William H. Lyon	42	Chairman of the Board and Executive Chairman
Matthew R. Zaist	41	President and Chief Executive Officer
Colin T. Severn	45	Senior Vice President and Chief Financial Officer
Jason R. Liljestrom	33	Vice President, General Counsel and Corporate Secretary

Matthew R. Zaist, President and Chief Executive Officer, joined the Company in 2000, and was promoted to the position of President and Chief Executive Officer effective March 22, 2016. Since joining the Company, Mr. Zaist has served in a number of corporate operational roles, including President and Co-Chief Executive Officer from July 2015 to March 2016, President and Chief Operating Officer from March 2013 to July 2015, Executive Vice President from January 2010 to March 2013 and previously, Corporate Vice President — Business Development & Operations from April 2009 to January 2010. Prior to that, Mr. Zaist served as Project Manager and Director of Land Acquisition for the Company’s Southern California Region. In his previous role as Executive Vice President, Mr. Zaist oversaw and managed the Company’s restructuring efforts and successful recapitalization, and as President and Chief Operating Officer managed and oversaw the Company’s initial public offering in 2013 in addition to being responsible for the overall management of the Company’s operations. Mr. Zaist is a member of the Executive Committee for the University of Southern California’s Lusk Center for Real Estate. Prior to joining William Lyon Homes, Mr. Zaist was a principal with American Management Systems (now CGI) in their State & Local Government practice. Mr. Zaist holds a B.S. from Rensselaer Polytechnic Institute in Troy, New York.

Colin T. Severn, Senior Vice President and Chief Financial Officer, joined the Company in December 2003, and served in the role of Financial Controller until April 3, 2009. From April 3, 2009, Mr. Severn served as Vice President, Corporate Controller and Corporate Secretary until his promotion to Chief Financial Officer by approval of our Board on August 11, 2009. Mr. Severn continued to serve as the Company’s Corporate Secretary until November 2013, and was promoted from Vice President to Senior Vice President in 2015. Mr. Severn is a CPA (inactive) and has more than 18 years of experience in real estate accounting and finance, including positions with an international accounting firm, and other real estate and homebuilding companies. Mr. Severn holds a B.A. in Business Administration with concentrations in Accounting and Finance from California State University, Fullerton.

Jason R. Liljestrom, Vice President, General Counsel and Corporate Secretary, has held this title and served in this capacity since joining the Company in October 2013. Prior to joining the Company, Mr. Liljestrom worked with the law firm of Latham & Watkins LLP from 2007 to 2013 where he served as corporate counsel to a variety of public and private companies, and where his practice focused on mergers and acquisitions, capital markets transactions, securities matters and general corporate advice. Mr. Liljestrom holds a B.A. from Princeton University, a J.D. from the University of California Hastings College of the Law and is admitted to practice by the State Bar of California.

On December 19, 2011, the Company and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware to seek approval of a Prepackaged Joint Plan of Reorganization. At that time, the officers listed above, with the exception of Mr. Liljestrom, served as executive officers of the Company and continued to serve as such after emerging from bankruptcy on February 25, 2012.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the “Governance” section of our website at http://investors.lyonhomes.com/. In addition, a printed copy of the guidelines is available free of charge to any stockholder who requests a copy by sending a written request to: Corporate Secretary, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

Board Composition and Size

Our Board consists of eight directors, six of whom were initially appointed pursuant to the Company’s prepackaged joint plan of reorganization in February 2012 (the “Plan”), one of whom was initially appointed to fill a newly created Board seat in connection with a privately negotiated stock issuance that took place in October 2012 (the “Paulson Subscription Agreement”), and one of whom was appointed effective in January 2016 to fill a vacancy. With the exception of Mr. Harrison who was appointed in 2016, each of the directors was subsequently duly elected by the stockholders of the Company at the 2013 annual meeting held on April 29, 2013, and duly re-elected by the stockholders most recently at the 2015 annual meeting held on June 5, 2015. The current directors are each nominated for election at the Annual Meeting as described above, and will hold office until the 2017 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

On May 15, 2013, certain funds and accounts managed by Luxor Capital Group, LP (the “Luxor Investor”), WLH Recovery Acquisition LLC (the “Paulson Investor”), and Lyon Shareholder 2012, LLC (“Lyon LLC”), entered into a stockholders agreement pursuant to which the Luxor Investor, Paulson Investor and Lyon LLC agreed to vote their shares at any annual or special meeting of the Company’s stockholders to elect up to a certain number of people to serve on our Board as proposed by the other investors, subject to certain sunset provisions based on then current ownership levels of such investors and subject to other terms and conditions as set forth in the agreement. We refer to such agreement herein as the “Stockholders Agreement,” and the Company is not party to the Stockholders Agreement. As of the Record Date, based on filings with the Securities and Exchange Commission as of such date and assuming such shares are still owned, the Company believes that the Luxor Investor, the Paulson Investor and Lyon LLC collectively control up to approximately 49% of the total voting power of the Company’s capital stock outstanding on such date, not including the shares underlying the outstanding warrant to purchase additional shares of Class B Common Stock held by Lyon LLC, and that the Stockholders Agreement would apply to the election of up to three (3) seats on our Board, including two (2) proposed by Lyon LLC and one (1) proposed by the Paulson Investor. Other than as provided for in the Plan, the Paulson Subscription Agreement or the Stockholders Agreement, we are not aware of any understandings between the directors or any other persons pursuant to which such individuals were elected as directors or are to be selected as a director or nominee in the future.

Pursuant to the Certificate of Incorporation and the bylaws, the total number of directors constituting our Board shall be fixed exclusively by the Board. Until the date on which shares of our Class B common stock are no longer outstanding (the “Triggering Date”), all directors will be elected, appointed and removed by all common stockholders voting as a single class, with each share of Class A common stock having one vote and each share of Class B common stock having five votes. Until the Triggering Date, each of the members of our Board will be elected at an annual meeting of the stockholders and hold office until the next annual meeting of the stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

The Certificate of Incorporation provides further that on the Triggering Date, our Board will be divided into three classes to be comprised of the directors in office, as determined by the directors in office, with each class serving for a staggered three-year term. From the Triggering Date, Class I directors will serve an initial one-year term expiring at the first annual meeting of stockholders following the Triggering Date. Class II directors will serve an initial two-year term expiring at the second annual meeting of stockholders following the Triggering Date. Class III directors will serve an initial three-year term expiring at the third annual meeting of stockholders following the Triggering Date. Upon the expiration of the initial term of each class of directors, the directors in that class will be eligible to be elected for a new three-year term. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. After our Board is classified as described in the foregoing, no director may be removed except for cause and only with the affirmative vote of at least 66  2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Subject to the special rights of any series of preferred stock to elect directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders, and the directors so chosen will hold office until the next annual or special meeting of stockholders called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

The Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. New directors are approved by the Board after recommendation by the Nominating Committee. In identifying candidates for director, the Nominating Committee and the Board take into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board, or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and sufficiently diverse backgrounds of the Board’s overall membership composition, (3) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board, (4) personal and professional integrity, ethics and values, and (5) all other factors it considers appropriate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth above. Although diversity may be a consideration in the selection of directors, the Company and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled “Other Matters — Stockholder Proposals and Nominations” in this proxy statement, and must include all information as required under our Certificate of Incorporation and bylaws, and any other information that would be required to solicit a proxy under federal securities law. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our Board and is independent based on applicable laws and regulations. The Nominating Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.

Board Leadership Structure

Our current leadership structure permits the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. Effective as of March 22, 2016, William H. Lyon assumed the role of Chairman of the Board and Executive Chairman, succeeding his father General William Lyon who continues to serve as a member of the board. Also effective as of March 22, 2016, Matthew R. Zaist was promoted to the position of President and Chief Executive Officer. Our Board has determined the current structure of the roles of Chairman of the Board and Chief Executive Officer being filled by different individuals to be in the best interests of the Company and its stockholders at this time.

Furthermore, Mr. Hunt serves as our lead independent director, and has served in such role since May 2012. As the Board’s lead independent director, Mr. Hunt holds a critical role in assuring effective corporate governance and in managing the affairs of our Board. Among other responsibilities, Mr. Hunt:

•	presides over executive sessions of our Board and over Board meetings when the Chairman of the Board is not in attendance;

•	consults with the Chairman of the Board and other Board members on corporate governance practices and policies, and assumes the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meets informally with other outside directors between Board meetings to assure free and open communication within the group of outside directors;

•	assists the Chairman of the Board in preparing the Board agenda so that the agenda includes items requested by non-management members of our Board;

•	administers the annual Board evaluation and reporting the results to the Nominating and Corporate Governance Committee; and

•	assumes other responsibilities that the non-management directors might designate from time to time.

The Board periodically reviews the leadership structure and may make changes in the future.

Director Independence

Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must satisfy heightened independence criteria set forth in NYSE rules. Under NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships with us, our senior management and our independent registered public accounting firm, our Board has determined that all but three of our incumbent directors, General William Lyon, William H. Lyon and Michael Barr, are independent directors under the standards established by the SEC and the NYSE. In addition, former director Nathaniel Redleaf had served as a director during 2015 prior to his resignation effective September 18, 2015. During such time our Board had determined that Mr. Redleaf was independent. In making the aforementioned determinations, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the following:

•

As described above, Mr. Niemann is a Managing Director and shareholder of Houlihan Lokey (“Houlihan”). As previously disclosed, Houlihan participated as a non-lead bank in the underwriting syndicate of our initial public offering in May 2013. The aggregate amount of the underwriting proceeds received by Houlihan in connection with the offering did not exceed the greater of $1 million or 2% of Houlihan’s consolidated gross revenues for 2013. Further, Mr. Niemann did not have a direct or indirect material interest in the transaction. Houlihan does not currently provide any professional or advisory services to us, and did not provide any professional or advisory services to us in 2015. Accordingly, our Board determined that Mr. Niemann does not have a material relationship with us and that Mr. Niemann is an independent director under the standards established by the SEC and the NYSE.

•	Mr. Ammerman currently serves on the audit committee of more than three publicly traded companies, including William Lyon Homes (NYSE), Fidelity National Financial (NYSE), J. Alexander’s Holdings, Inc. (NYSE), Stantec Inc. (NYSE) and El Pollo Loco Holdings, Inc. (NASDAQ Global Select Market). Our Board has determined that Mr. Ammerman’s simultaneous service on the audit committees of more than three public companies does not impair his ability to serve effectively as a member of our Audit Committee.

•	During 2015 the Company entered into separate land banking and land acquisition transactions in the ordinary course, in each case with entities that were not a parent or subsidiary in the same consolidated group as Mr. Harrison’s employer, Colony Capital. Further, Mr. Harrison did not have a direct or indirect material interest in either of these transactions. Accordingly, our Board determined that Mr. Harrison does not have a material relationship with us and that Mr. Harrison is an independent director under the standards established by the SEC and the NYSE.

Board Meetings

Our Board held five meetings during fiscal year 2015. During fiscal year 2015, all incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member. Our Board has adopted a policy that all directors attend the annual meeting of stockholders, either in person or telephonically, absent unusual circumstances. All of our directors who were then serving in office, with the exception of one director who was unable to attend, attended our 2015 annual meeting of stockholders either in person or by telephone.

Executive Sessions

Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. It is our Board’s policy that our lead independent director presides over the executive sessions. Our Board has appointed Mr. Hunt to serve as our lead independent director. Executive sessions of our non-management directors are typically held in conjunction with each regularly scheduled Board meeting. In addition, during times when our non-management directors include directors who are not also independent directors, the independent directors also meet separately in executive session as deemed appropriate, and in any event at least one time per year.

Committees of the Board of Directors

We currently have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. From time to time, the Board may form a new committee or disband a current committee, depending on the circumstances. The charters of all three of our standing Board committees are available on our website under the “Governance — Committee Charters” section at http://investors.lyonhomes.com/. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Audit Committee

The Company has a standing Audit Committee, which is chaired by Douglas K. Ammerman and consists of Messrs. Ammerman, Harrison, Hunt, Niemann and Ms. Schell. Our Board has determined that each of these directors is independent as defined by the applicable rules of the NYSE and the SEC, and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and NYSE rules. In addition, our Board has determined that Mr. Ammerman is an “audit committee financial expert” as defined by the SEC. Except for Mr. Ammerman, none of the Audit Committee members serves on the Audit Committee of more than three public companies. As described above, our Board has determined that Mr. Ammerman’s simultaneous service on the audit committee of more than three public companies does not impair his ability to effectively serve on the Audit Committee. The Audit Committee met six times in 2015.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

•	approve in advance all auditing services, including the provision of comfort letters in connection with securities offerings and various non-audit services permitted by applicable law to be provided to the Company by its independent auditors;

•	evaluate our independent auditor’s qualifications, independence and performance;

•	determine and approve the engagement and compensation of our independent auditor;

•	meet with our independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

•	annually evaluate our independent auditor’s internal quality-control procedures and all relationships between the independent auditor and the Company which may impact their objectivity and independence;

•	monitor the rotation of partners and managers of the independent auditor as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and estimates, including any significant changes in the Company’s selection or application of accounting principles;

•	review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	resolve any disagreements between management and the independent auditor regarding financial reporting;

•	review and discuss with the Company’s independent auditor and management the Company’s audited financial statements, including related disclosures;

•	discuss with our management and our independent auditor the results of our annual audit and the review of our audited financial statements;

•	meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	review and administer the Company’s related party transaction policies and procedures and oversee related matters;

•	establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	retain, in its sole discretion, its own separate advisors.

Compensation Committee

The Company has a standing Compensation Committee, which is chaired by Matthew R. Niemann and consists of Messrs. Ammerman, Harrison, Hunt, Niemann and Ms. Schell. Our Board has determined that each of these directors is independent under NYSE rules. The Compensation Committee met five times in 2015.

Pursuant to its charter, the primary responsibilities and functions of our Compensation Committee are, among other things, as follows:

•	evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve their compensation packages;

•	recommend to the Board new compensation programs or arrangements if deemed appropriate;

•	recommend to the Board compensation programs for directors based on the practices of similarly situated companies;

•	counsel management with respect to personnel compensation policies and programs;

•	review and approve all equity compensation plans of the Company;

•	oversee the Company’s assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

•	prepare an annual report on executive compensation for inclusion in our proxy statement; and

•	retain, in its sole discretion, its own separate advisors.

In February 2015, similar to 2014, the Compensation Committee established a subcommittee comprised of William H. Lyon in his capacity as a member of the Board, as sole member, and delegated authority to such subcommittee to grant a certain number of restricted stock awards to certain non-executive officer employees of the Company who are not participants in the 2015 Incentive Program, and subject to certain other limitations and conditions. In accordance with this delegated authority, for fiscal year 2015, the subcommittee granted a total of 37,293 shares of restricted stock.

The Compensation Committee reviews annually the independence of its compensation consultants and other advisors. In November 2014 the Compensation Committee retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to advise on our executive compensation pay structure and director compensation matters for 2015. In November 2015, the Compensation Committee again retained Mercer as its independent compensation consultant to advise on our executive compensation pay structure and director compensation matters for 2016. Prior to, and following, such engagements, the Compensation Committee evaluated the independence of Mercer, considering the independence factors as required by the NYSE, and concluded that no conflict of interest would prevent Mercer from serving as an independent consultant to the Committee. For more information on the processes and procedures followed by the Compensation Committee for the consideration and determination of executive officer compensation, see the “Executive Compensation” section in this proxy statement.

Nominating and Corporate Governance Committee

The Company has a standing Nominating Committee, which is chaired by Gary H. Hunt and consists of Messrs. Ammerman, Harrison, Hunt, Niemann and Ms. Schell. Our Board has determined that each of these directors is independent under NYSE rules. The Nominating Committee met two times in 2015.

Pursuant to its charter, the primary responsibilities and functions of our Nominating Committee are, among other things, as follows:

•	establish standards for service on our Board and nominating guidelines and principles;

•	identify, screen and review qualified individuals to be nominated for election to our Board and to fill vacancies or newly created Board positions;

•	assist the Board in making determinations regarding director independence as well as the financial literacy and expertise of Audit Committee members and nominees;

•	establish criteria for committee membership and recommend directors to serve on each committee;

•	consider and make recommendations to our Board regarding its size and composition, committee composition and structure and procedures affecting directors;

•	conduct an annual evaluation and review of the performance of existing directors;

•	review and monitor compliance with, and the effectiveness of, the Company’s Corporate Governance Guidelines;

•	monitor our corporate governance principles and practices and make recommendations to our Board regarding governance matters, including the Certificate of Incorporation, our bylaws and charters of our committees; and

•	retain, in its sole discretion, its own separate advisors.

Other Committees

Our Board may establish other committees as it deems necessary or appropriate from time to time.

Board Risk Oversight

Our Board is actively involved in oversight of risks that could affect the Company. The Board satisfies this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with management. The Audit Committee meets at least quarterly with members of management and, among things, receives an update on management’s assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair provides periodic reports on risk management to the full Board.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility.

Compensation Risk Assessment

In 2016, at the request of the Compensation Committee, Mercer conducted an evaluation of the Company’s compensation program risk profile in collaboration with Company management, including an assessment of all Company compensation plans, with a particular focus on plans in which senior executives participate, using Mercer’s qualitative evaluation criteria based on best practices for compensation design and risk management. The Compensation Committee and management reviewed and agreed with Mercer’s conclusion that the Company’s compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

Communications with the Board of Directors

Any stockholder or other interested party may contact an individual director or the lead independent director (either by name or title), our Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending written communication to: William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, Attention: Corporate Secretary.

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), that is applicable to all directors, employees and officers of the Company. The Code of Ethics constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. The Company intends to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions applicable to the Company’s directors and executive officers, on the Company’s website under the “Governance” section at http://investors.lyonhomes.com/.

The Code of Ethics is available on the Company’s website under the “Governance” section at http://investors.lyonhomes.com. In addition, printed copies of the Code of Ethics are available upon written request to Investor Relations, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. The inclusion of our website address herein does not include or incorporate by reference the information on our website into this proxy statement.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2016, and the Board has directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

Fees Incurred for Services by Principal Accountant

The fees billed for professional services provided by KPMG in fiscal years 2015 and 2014 were:

Type of Fees	2015	2014
Audit Fees	$1,343,049	$2,210,171	(1)
Audit Related Fees	—	172,978
Tax Fees	150,000	—
All Other Fees	—	—

Total Fees	$1,493,049	$2,383,149

(1)	Excludes fees in the aggregate amount of $910,528 which were paid by Polygon Northwest Homes to KPMG in connection with KPMG’s audit of the combined financial statements of the residential homebuilding operations of PNW Home Builders, LLC and affiliates, which audited financial statements were required to be filed by us in connection with our acquisition of such residential homebuilding operations in 2014, and which fees were reimbursed by the Company.

In the above table, in accordance with the definitions of the SEC, “Audit Fees” include fees for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, review of the unaudited financial statements included in its quarterly reports on Form 10-Q, comfort letters, consents, assistance with documents filed with the SEC, and accounting and reporting consultation in connection with the audit and/or quarterly reviews, “Audit-Related Fees” include fees related to a software project regarding the Company’s implementation of and compliance with Section 404 of the Sarbanes-Oxley Act (“Section 404”), as well as general assistance and consultation on our implementation of compliance with Section 404, and “Tax Fees” include fees related to preparation and filing of the Company’s U.S. federal and state tax returns.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditors are engaged to perform it.

The Audit Committee considered the compatibility of the provision of other services by its registered public accountant with the maintenance of their independence. The Audit Committee approved all audit and non-audit services provided by KPMG, as applicable, in 2015 and 2014.

Audit Committee Report

Our Audit Committee issued the following report for inclusion in this proxy statement for the 2016 annual meeting of stockholders.

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2015 with management of William Lyon Homes and with William Lyon Homes’ independent registered public accounting firm, KPMG LLP, including the audit of internal controls over financial reporting of William Lyon Homes.

2. The Audit Committee has discussed with KPMG LLP those matters required by Statement on Auditing Standards 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

3. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with KPMG LLP its independence from William Lyon Homes and its management. The Audit Committee has also considered whether KPMG LLP’s provision of tax compliance and consulting services to William Lyon Homes is compatible with maintaining KPMG’s independence.

4. Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2015 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

THE AUDIT COMMITTEE

Douglas K Ammerman, Chairman

Thomas F. Harrison

Gary H. Hunt

Matthew R. Niemann

Lynn Carlson Schell

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the record date, April 8, 2016, regarding the beneficial ownership of our Class A common stock and Class B common stock by: (i) each of our directors and director nominees; (ii) each of our named executive officers for the year ended December 31, 2015; (iii) all of our current directors and current executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G, and one Form 4, through April 8, 2016. With respect to our named executive officers for the year ended December 31, 2015, the titles included in the table below reflect current titles, which differ as compared to such titles as of December 31, 2015 with respect to certain named executive officers. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise noted below, the address of each stockholder below is c/o William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

		CLASS A COMMON STOCK(1)			CLASS B COMMON STOCK(1)			PERCENT OF TOTAL VOTING POWER(2)(3)
NAME	TITLE	Number		Percent of Class(2)	Number		Percent of Class
Named Executive Officers and Directors:

William H. Lyon	Executive Chairman and Chairman of the Board	288,255	(4)	1.0%	5,721,434	(5)	100%	50.2%

Matthew R. Zaist	President & Chief Executive Officer	592,238	(6)	2.0%	—		—	1.2%

General William Lyon	Chairman Emeritus and Director	74,008	(7)	*	—		—	*

Colin T. Severn	Senior Vice President & Chief Financial Officer	127,994	(8)	*	—		—	*

Richard S. Robinson	Senior Vice President Finance and Acquisition	21,623	(9)	*	—		—	*

Douglas K. Ammerman	Director	34,385	(10)	*	—		—	*

Michael Barr	Director	—		—	—		—	—

Thomas F. Harrison	Director	11,564	(11)	*	—		—	*

Gary H. Hunt	Director	33,354	(12)	*	—		—	*

Matthew R. Niemann	Director	34,213	(13)	*	—		—	*

Lynn Carlson Schell	Director	47,894	(14)	*	—		—	*

All directors and executive officers as a group (11 individuals)		1,269,587	(15)	4.4%	5,721,434		100%	51.7%

5% Stockholders (not listed above):

GMT Capital Corp(16)		4,054,117		14.0%	—		—	8.4%

Paulson & Co. Inc.(17)		3,322,666		11.5%	—		—	6.9%

TimesSquare Capital Management, LLC(18)		1,900,470		6.6%	—		—	4.0%

Citadel Advisors LLC(19)		1,757,082		6.1%	—		—	3.7%

Hotchkis and Wiley Capital Management, LLC(20)		1,656,659		5.7%	—		—	3.4%

Covalent Partners LLC (21)		1,522,039		5.3%	—		—	3.2%

Gratia Capital, LLC (22)		1,501,098		5.2%	—		—	3.1%

Denotes less than 1.0% of beneficial ownership.

(1)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 8, 2016, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Based on (i) 28,963,132 shares of Class A common stock issued and outstanding as of April 8, 2016, including an aggregate of 1,107,122 unvested shares of restricted stock (566,092 of which remain subject to achievement of a performance condition), (ii) 3,813,884 shares of Class B Common Stock outstanding as of April 8, 2016, and (c) 1,907,550 shares of Class B common stock issuable upon the exercise of a warrant (the “Class B Warrant”) held by Lyon Shareholder 2012, LLC (“Lyon LLC”). The Class B Warrant is exercisable at any time prior to February 24, 2022. Shares of common stock which the applicable stockholder has the right to acquire within 60 days of April 8, 2016 are deemed to be outstanding and beneficially owned by the person holding such rights for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.
(3)	Each share of Class A common stock and unvested restricted stock is entitled to one vote per share. Each share of Class B common stock is entitled to five votes per share.
(4)	Includes (i) 68,142 shares of Class A Common Stock, (ii) 145,893 shares of unvested restricted stock that remain subject to achievement of a performance condition, (iii) 71,287 additional shares of unvested restricted stock, and (iv) 2,933 shares of Class A common stock held by The William Harwell Lyon Separate Property Trust established July 28, 2000 (the “Lyon Trust”). William H. Lyon (our Executive Chairman and Chairman of the Board) is Trustee of the Lyon Trust and holds voting and dispositive power over these shares. The address of The William Harwell Lyon Separate Property Trust is c/o William H. Lyon, PO Box 8858, Newport Beach, CA 92658-8858.
(5)	Represents (i) 3,813,884 shares of Class B common stock held by Lyon LLC and (ii) the Class B Warrant held by Lyon LLC. The Class B common stock is convertible into Class A common stock at any time at the election of the holder, as well as under certain other circumstances. The Class B Warrant is immediately exercisable and expires on February 24, 2022. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the Lyon Trust (collectively, the “Trusts”). William H. Lyon (our Executive Chairman and Chairman of the Board) is the beneficiary of each of the Trusts, and is the manager of Lyon LLC. In such capacity, William H. Lyon has voting and investment power of the securities held by Lyon LLC. The address of Lyon LLC is 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. Pursuant to the Stockholders Agreement described elsewhere in this proxy statement and based on current ownership levels, Lyon LLC has agreed to vote its shares in favor of a certain number of director nominees supported by the Paulson Investor (as defined below).
(6)	Includes (i) 67,510 shares of Class A common stock, (ii) 121,026 shares of Class A common stock held by a limited liability company of which Mr. Zaist is a manager and in which Mr. Zaist’s trust holds a controlling interest (the “LLC”), (iii) 162,102 shares of unvested restricted stock that remain subject to achievement of a performance condition, (iv) 71,903 additional shares of unvested restricted stock, (v) 3,317 shares of Class A common stock subject to options exercisable within 60 days of April 8, 2016, and (vi) 166,380 shares of Class A common stock subject to options exercisable within 60 days of April 8, 2016 that are held by the LLC.
(7)	Includes (i) 54,708 shares of Class A common stock and (ii) 19,300 shares of unvested restricted stock.
(8)	Includes (i) 23,307 shares of Class A common stock, (ii) 51,330 shares of unvested restricted stock that remain subject to achievement of a performance condition, (iii) 24,993 additional shares of unvested restricted stock, and (iv) 28,364 shares of Class A common stock subject to options exercisable within 60 days of April 8, 2016.
(9)	Includes (i) 13,305 shares of Class A common stock, (ii) 4,783 shares of unvested restricted stock, and (iii) 3,535 shares of Class A common stock subject to options exercisable within 60 days of April 8, 2016.
(10)	Includes (i) 27,901 shares of Class A common stock and (ii) 6,484 shares of unvested restricted stock.
(11)	Includes (i) 4,000 shares of Class A common stock and (ii) 7,564 shares of unvested restricted stock.
(12)	Includes (i) 6,840 shares of Class A common stock, (ii) 18,229 shares of Class A common stock held by a solo defined benefit plan of which Mr. Hunt is the sole beneficiary, and (iii) 8,285 shares of unvested restricted stock.
(13)	Includes (i) 27,729 shares of Class A common stock and (ii) 6,484 shares of unvested restricted stock.
(14)	Includes (i) 35,647 shares of Class A common stock and (ii) 12,247 shares of unvested restricted stock.
(15)	Includes, in part, (i) 372,293 shares of unvested restricted stock that remain subject to achievement of a performance condition, (ii) 238,508 additional shares of unvested restricted stock, and (iii) 198,061 shares of Class A common stock subject to options exercisable within 60 days of April 8, 2016.

(16)	Based solely on a Form 4 filed with the SEC on April 5, 2016 (the “Form 4”) jointly by Bay Resource Partners, L.P. (“Bay”), Bay II Resource Partners, L.P. (“Bay II”), Bay Resource Partners Offshore Master Fund, L.P. (“Offshore Fund”), GMT Capital Corp. (“GMT Capital”), and Thomas E. Claugus (“Claugus” and collectively, the “GMT Reporting Persons”), the GMT Reporting Persons owned an aggregate of 4,054,117 shares of our Class A common stock as of such date. According to the Form 4, GMT Capital, the general partner of Bay and Bay II, has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of the Offshore Fund and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Mr. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital. GMT Capital and Mr. Claugus may be deemed to beneficially own indirect pecuniary interest as the result of performance-based fees and profit allocations. Each of GMT Capital and Mr. Claugus disclaims such beneficial ownership except to the extent ultimately realized. 4,054,117 shares of common stock is the aggregate number of shares of common stock owned by the GMT Reporting Persons and is owned as follows: Bay = 1,070,300 shares directly owned by it; Bay II = 807,500 shares directly owned by it; Offshore Fund = 1,855,417 shares directly owned by it; GMT Capital = 168,700 shares of common stock beneficially owned by it with respect to separate client accounts managed by it; Claugus = 152,200 shares directly owned by him. Based on the SEC filings, the business address of GMT Capital is 2300 Windy Ridge Parkway Suite 550 South, Atlanta, GA 30339.
(17)	Paulson & Co. Inc. (“Paulson”) is an investment advisor registered under the Investment Advisors Act of 1940 that furnishes investment advice to and manages various onshore and offshore investment funds and separately managed accounts (collectively, the “Funds”). The shares included in this table are held by WLH Recovery Acquisition LLC, a Delaware limited liability company (the “Paulson Investor”), and the Paulson Investor is one of the Funds. In its role as investment advisor and manager of the Funds, Paulson possesses voting and/or investment power over the ordinary shares owned by the Funds. As the President and sole Director of Paulson, John Paulson may be deemed to have voting and/or investment power over such shares. The address for the Funds is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, NY, NY 10020. Pursuant to the Stockholders Agreement described elsewhere in this proxy statement and based on current ownership levels, the Paulson Investor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC.
(18)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2016, TimesSquare Capital Management, LLC (“TimesSquare”) has sole voting power over 1,862,470 shares, and sole dispositive power over 1,900,470 shares, of our Class A common stock owned by its investment advisory clients. TimesSquare serves as an investment adviser to its clients who hold such securities. According to its 13G/A filing, to the knowledge of TimesSquare, no individual client has an interest of more than five percent of the class of the securities reported therein. The address of TimesSquare is 7 Times Square, 42nd Floor, New York, NY 10036.
(19)	Based solely on a Schedule 13G/A filed with the SEC on February 16, 2016, Citadel Advisors LLC (“Citadel Advisors”) and Citadel Advisors Holdings II LP (“CAH2”) have shared dispositive and voting power over 1,752,905 shares of our Class A Common Stock, and Citadel GP LLC (“CGP”) and Mr. Kenneth Griffin (together with Citadel Advisors, CAH2 and CGP, the “Citadel Reporting Persons”), have shared dispositive and voting power over 1,757,082 shares of our Class A Common Stock, in each case owned by Surveyor Capital Ltd. (“SC”) and Citadel Securities LLC (“Citadel Securities”). Citadel Advisors is the portfolio manager for SC. CAH2 is the managing member of Citadel Advisors. CALC III LP (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. The address of each of the Citadel Reporting Persons is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.
(20)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2016, Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) has sole voting power over 1,373,059 shares, and sole dispositive power over 1,656,659 shares, of our Class A common stock owned by its investment advisory clients. Hotchkis serves as an investment adviser to its clients who hold such securities and has disclaimed beneficial ownership pursuant to Section 13d-4 of the Exchange Act. According to its 13G filing, to the knowledge of Hotchkis, no individual client has an interest of more than five percent of the class of the securities reported therein. The address of Hotchkis is 725 S. Figueroa Street, 39th Floor, Los Angeles, CA 90017.
(21)

Based solely on a Schedule 13G filed with the SEC on February 12, 2016, Covalent Partners LLC (“CP LLC”), a registered investment adviser, has shared voting and dispositive power over 1,522,039 shares of our Class A common stock. CP LLC serves as investment advisor to Covalent Capital Partners Master Fund, L.P. (the “Master Fund”) and Covalent Housing Co-Investment Opportunity Master Fund, L.P. (the “Housing Master Fund”). The Master Fund and Housing Master Fund directly hold Common Stock for the benefit of the investors in the Master Fund and Housing Master Fund, respectively. Covalent Capital Partners GP, LLC (“CCP GP”) is the general partner of the Master Fund and Housing Master Fund. Mr. Robert L. Hockett is the majority member of each of CCP GP and CP LLC and therefore a majority indirect owner of the Master Fund and Housing Master Fund. By virtue of these relationships, CCP GP and Mr. Hockett may be deemed to beneficially own the Common Stock held by the Master Fund and Housing Master Fund; however, CCP GP and Mr. Hockett do not admit to be deemed to be the beneficial owners of the common stock held by the Master Fund and Housing Master Fund. The address of CP LLC is 930 Winter Street, Suite 2800, Waltham, MA 02451.
(22)	Based solely on a Schedule 13G filed with the SEC on February 11, 2016, Gratia Capital, LLC and Steve Pei (collectively, the “Gratia Reporting Persons”) have shared power to vote or direct the vote of 1,501,098 shares of our Class A Common Stock. The address of the Gratia Reporting Persons is 2029 Century Park East, Suite 1180, Los Angeles, California, 90067.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis section discusses the material elements of the compensation programs and policies in place for the Company’s named executive officers (“NEOs”), who for 2015 were:

•	William H. Lyon, Vice Chairman of the Board and Co-Chief Executive Officer;

•	Matthew R. Zaist, President and Co-Chief Executive Officer;

•	General William Lyon, Chairman of the Board and Executive Chairman;

•	Colin T. Severn, Senior Vice President and Chief Financial Officer; and

•	Richard S. Robinson, Senior Vice President of Finance and Acquisition

2015 and 2016 Leadership Structure Transitions

The titles listed above for our NEOs reflect the titles in place as of December 31, 2015, which differ from the titles for certain NEOs as of the beginning of the 2015 year, and as in place at the time of filing of this Proxy Statement. As part of its strategy to foster the next chapter of our growth, the Company executed a multi-step succession planning approach over the course of 2015 and 2016. On July 22, 2015, the Company promoted Matthew R. Zaist from President and Chief Operating Officer to President and Co-Chief Executive Officer, and William H. Lyon transitioned from Chief Executive Officer to Co-Chief Executive Officer and assumed the new Board role of Vice Chairman of the Board. At such time, General William Lyon remained Executive Chairman and Chairman of the Board. There were no changes to the executives’ compensation arrangements in connection with the July 2015 leadership changes. Further continuing this succession plan, on March 22, 2016 the Company promoted Matthew R. Zaist to President and Chief Executive Officer and William H. Lyon transitioned to Executive Chairman, as well as succeeding General William Lyon as Chairman of the Board. As of March 22, 2016 General Lyon assumed the role of Chairman Emeritus and continues to serve as a board member. For purposes of the further narrative discussion of this Compensation Discussion and Analysis, we refer to Messrs. William H. Lyon and Zaist as the 2015 Co-Chief Executive Officers or Co-CEOs, and to General William Lyon as the 2015 Executive Chairman, as such titles were in place as of the end of fiscal year 2015.

Selected 2015 Business Highlights

2015 was another year of significant progress for William Lyon Homes in executing on its growth plans. During 2015, the homebuilding industry encountered a range of challenges, including constrained labor availability, increased cycle times, and weather challenges, as well as U.S. and global financial market volatility. In the face of these obstacles, William Lyon Homes delivered a year of strong financial and operational results, with double digit growth in revenue, adjusted EBITDA, and net income. We believe that our strong underlying financials, as well as our business strategy and leadership, as outlined in more detail below, positions us well for future financial gains.

Category	Performance Highlights
Fiscal Year 2015 Financial Results (comparisons to 2014 fiscal year)

•    Grew our consolidated revenue by 23% to $1,106.6 million

•    Delivered 2,314 new homes, up 32% and marking the highest annual deliveries in eight years

•    Achieved homebuilding gross margin of $199.9 million, up 11%

•    Delivered net income available to common stockholders of $57.3 million, up 28%

Category	Performance Highlights
Key Operational Performance Indicators

•     Average sales locations for the full year 2015 was 68 communities, representing a 55% increase over the 2014 average, demonstrating progress and continued strengthening of our operating platform

•     Posted a 2015 year-end backlog value of $391.8 million and 739 units, up 51% and 55%, respectively, from year-end 2014, closing the year with significant momentum

Execution of Strategic Initiatives

•     Completed the integration of Polygon Northwest Homes into our operating platform and 2015 represented the first full fiscal year following that strategic acquisition in August 2014, enhancing our geographic footprint and diversity, with seven operating divisions across six Western states

•     Continued to execute on our growth plans by investing over $350M in horizontal and vertical land spend to build out our robust land portfolio, ending the year with 72 active selling communities, a 29% year-over-year increase

Pay for Performance Alignment

The Company’s pay philosophy is to provide rewards that have a strong alignment with operating performance delivered as well as with stockholders. In line with this philosophy, the Committee used a 2015 executive pay program that requires management to deliver strong results to earn awards, and maintains pay policies and programs that support shareholder interests. The shareholder alignment was reinforced by our approach of providing a significant portion of target total compensation in long-term incentive equity value (60% or greater for our 2015 Co-CEOs). Further, for the Co-CEOs, over 50% of their grant date equity value was in the form of one-time stock options granted upon their signing of multi-year employment agreements in 2015, and that only have value if the share price exceeds the grant date value. Ultimately, while we delivered operating results in 2015 that demonstrated strong year-over-year growth, we did not meet all of our planned performance metrics. As a result of the direct performance factors in both the bonus and equity performance shares, plus the significant emphasis on share-based awards, actual 2015 bonus and performance equity payouts were below target. A summary overview of the pay structure and awards delivered in light of the performance results is outlined below:

Category	2015 Pay Practices and Outcomes
Pay Program Design that Emphasizes Pay for Performance

•     Placed significant weighting on at risk pay (approximately 85% each for our 2015 Co-CEOs and an average of approximately 60% for other NEOs based on total target compensation)

•     Established challenging performance goals—for example, the 2015 Adjusted EBITDA target was set at a level that was 53% greater than the Adjusted EBITDA target for the 2014 fiscal year, and 62% greater than the actual results of such metric for the 2014 fiscal year

Category	2015 Pay Practices and Outcomes
Actual 2015 Payouts Aligned Pay With Performance

•    2015 actual cash incentive payouts for NEOs were paid at 78% of target, which correlates to the 78% actual Adjusted EBITDA achievement versus targets

•    NEOs earned 92% of their 2015 performance-based equity shares, which vest ratably over a three-year period, which correlates to achieving 92% of Return on Equity targets

Other Compensation and Governance Highlights

•    We maintain robust stock ownership guidelines, requiring our NEOs to hold 100% of their shares until they attain certain pre-established multiples of base salary which are 4x (for our 2015 Co-CEOs) and 2x (for all other NEOs) base salary, and we have similar 2x stock ownership guidelines for our outside directors, where the director multiple is of total cash and equity retainer values

•    All of our employees and Board members are prohibited from engaging in certain speculative transactions such as short sales and limit orders that last more than 48 hours, and are subject to prohibitions against purchasing shares on margin and pledging the Company’s securities as collateral to secure loans, and entering into any hedging or similar transactions with respect to Company securities

2015 Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Stockholders, our stockholders voted to approve on an advisory basis the compensation of our NEOs for 2014. Approximately 99.0% of the votes cast with respect to this proposal were cast for approval of our NEOs’ compensation, which we believe was reflective of stockholders’ confidence in our existing compensation policies and structure, and the Compensation Committee determined that the executive compensation philosophy and compensation elements continued to be appropriate for 2015. The aforementioned advisory vote at the 2015 Annual Meeting of Stockholders was our second such vote following our initial public offering in May 2013. We continue to assess and periodically refine our compensation programs as a public company to better align with market and/or our strategic business needs, though we believe that the strong support received from our stockholders signals that significant changes to our pay program designs are not specifically needed at this time.

At our 2014 Annual Meeting of Stockholders, our stockholders voted on an advisory basis with respect to the frequency of future advisory votes to approve the compensation of our NEOs. Consistent with the recommendation of the Company’s Board of Directors, over 94% of votes cast were voted in favor of every “1 Year” for such frequency, and the Company decided to include an advisory vote on the compensation of the NEOs annually until the next required vote on the frequency of such an advisory vote.

2016 Business Focus and Compensation Highlights

Based on the results of the 2015 advisory vote on executive compensation noted above, and the overall perspective that our pay programs support positive business focus and create alignment with shareholders, we felt that limited changes to the compensation program were needed in 2016. The exception to this is that the Company will generally be targeting balance sheet improvement as a priority for our 2016 operations along with maintaining strong earnings for shareholders. To recognize the importance of these two components, we will be adjusting the structure of the 2016 equity awards provided to the Executive Chairman, President and Chief Executive Officer, and Senior Vice President and Chief Financial Officer. Their awards will include weighting of

25% on Return on Equity Performance-Based Shares, 25% on Earnings per Share Performance-Based Shares, 25% on Net Debt to Tangible Net Worth Leverage Ratio Performance-Based Shares, and 25% Time-Based Restricted Shares, vesting ratably over three years from grant. Consistent with the 2015 approach, Return on Equity will continue to drive the performance equity outcomes for 50% of the Long-Term Incentive (LTI) Award for any other NEO equity participants, with Time-Based Restricted Shares that vest ratably over three years continuing to make up the other 50% of the LTI award.

Role of the Compensation Committee and Compensation Consultants

The Company’s executive officer compensation decisions are made by the Compensation Committee of our Board of Directors (the “Compensation Committee” or the “Committee”), which is composed entirely of independent non-employee members of the Company’s Board. The Compensation Committee receives recommendations from the Company’s Executive Chairman and Chief Executive Officer regarding the compensation of the Company’s executive officers. These individuals provide the Compensation Committee with insight on the individual and overall performance of executives, including the achievement of personal objectives, if any. The Compensation Committee is advised by and consults with outside independent compensation consultants as it deems appropriate. In November 2014 the Compensation Committee retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to advise on our executive compensation pay structure and director compensation matters for 2015, and again retained Mercer in November 2015 for the 2016 year. Prior to, and following, such engagements, the Compensation Committee evaluated the independence of Mercer, considering the independence factors as required by the NYSE, and concluded that no conflict of interest would prevent Mercer from serving as an independent consultant to the Committee. The Compensation Committee weighs the advice and feedback from its compensation consultant and the members of the Board of Directors, as well as the views of, and information gathered by, the members of management it has consulted in conjunction with its review of other information the Committee considers relevant when making decisions regarding executive officer compensation.

Compensation Philosophy and Objectives

The primary goals of the Company’s compensation program are to:

•	Provide appropriate rewards for successful performance, and align pay and performance overall;

•	Encourage retention of top executives who may have attractive opportunities at other companies, given the highly competitive homebuilding industry;

•	Align executive pay with the interests of the Company’s stockholders; and

•	Position its selling, general and administrative (“SG&A”) costs at competitive levels when compared with other homebuilders who are considered peers.

In general, the Compensation Committee strives to achieve an appropriate mix between equity incentive awards and cash payments in order to meet its compensation objectives. The Compensation Committee also generally seeks to place greater emphasis on long-term incentives for its senior executives. The objective of the Company’s non-cash and long-term incentive-based programs is to align the compensation of the NEOs with the interests of the Company’s stockholders. However, the Compensation Committee does not have rigid apportionment goals or policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. The Company’s mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. The Compensation Committee uses peer group (see peer group information below) data as one input to assess the reasonableness and competitiveness of executive officer pay, and considers additional qualitative factors for the NEOs on an individual and aggregate basis.

With these objectives in mind, leading into 2015, the Compensation Committee requested that Mercer engage in an assessment of the Company’s executive compensation programs and practices in light of peer market practices and in consideration of Company business and talent strategy objectives. Mercer compiled information on the compensation practices of a homebuilding peer group that was revised from the peer group used by the Compensation Committee to assess 2014 compensation, and which revised peer group more closely aligns with the Company’s revenue size, market capitalization and scope and scale of the business, while retaining a group of exclusively homebuilders. The peer group selected for 2015 includes the following companies: Beazer Homes, Hovnanian Enterprises, KB Home, LGI Homes, MDC Holdings, Meritage Homes, M/I Homes, Ryland Homes (prior to its merger with Standard Pacific to create CalAtlantic), Shea Homes, Tri Pointe Homes, and WCI Communities. The Committee used this peer group data to assess the reasonableness and competitiveness of executive officer compensation for NEOs other than for General William Lyon, the 2015 Executive Chairman. For 2015 the Committee did not have an explicit pay position strategy or target relative to peers by component of pay or by executive. While consideration of peer group data was one aspect of the process used to establish fiscal year 2015 compensation, the Compensation Committee also relied on its experience and judgment as well as the Company’s recent performance, the current economic environment and the Company’s growth plans and objectives to set overall compensation levels. The Compensation Committee also based its determinations for 2015 compensation levels on each individual NEO’s leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. With respect to the 2015 Executive Chairman’s compensation levels for 2015, the Compensation Committee generally considered market pay for other executive chairs in the homebuilding and other industries as a reference point, but it did not benchmark against any particular range or target, and the decision was primarily driven by qualitative factors such as the 2015 Executive Chairman’s degree of contributions to the business, his founding role, reputation in the industry, role in mentoring other members of senior management, and other factors.

Ultimately, upon review with Mercer and based on its overall review and assessment of our compensation policies and programs, the Compensation Committee continued to believe for 2015 that the existing pay programs aligned with our overall pay for performance philosophy and were positioned appropriately given the competitive market and the respective contributions and capabilities of our executives. Further, the Committee believes that the 2015 core target compensation levels approved for our NEOs individually and in the aggregate are at or below the market median of the peer reference points. While the Compensation Committee made certain modest adjustments to provide compensation and award opportunities commensurate with growth in our business, it generally kept the core program intact from the previous year. Modest changes made to the 2015 compensation program were intended to create a mechanism through which to more clearly measure and reward strategic objective achievement and to provide more balance of incentives and retention. For the annual short-term cash incentive plan, we introduced a new Strategic Objectives metric that covers 25% of the target opportunity for our NEOs that allows the Committee to provide more or less payout than that which would have been funded from the direct financial results, assuming that at least the threshold level of performance has been achieved. For our long-term incentive program, the 2015 grants included a balance of 50% time-vesting restricted shares and 50% performance-based restricted shares (versus 100% performance-based restricted shares in 2014). This refinement was intended to more closely align with market practices and balance strong incentives with awards that provide better retentive value over the long-term. In addition, on March 31, 2015, the Company entered into new employment agreement and offer letter arrangements for the 2015 Co-Chief Executive Officers and Executive Chairman. See “—Employment Agreements and Severance Benefits” below for additional information regarding the new arrangements that were entered into for these NEOs during 2015. The exception to the limited change in the core rewards program is the one-time option grants that were provided to the 2015 Co-CEOs upon their signing of their multi-year employment agreements in 2015. These awards were granted in addition to the core compensation program and were intended to create a long-term incentive to grow shareholder value.

Elements of Compensation for 2015

Base Salary

The Compensation Committee generally reviews the base salary of the Company’s NEOs annually. For 2015, with respect to all NEOs other than General Lyon, for whom salary was the principal component of compensation, the Company does not regard salary as the principal component of compensation, and also uses short-term annual cash incentive and long-term equity incentives to reward performance and loyalty while keeping SG&A costs competitive.

Effective March 9, 2015, the base salaries of Messrs. William H. Lyon, Zaist, Severn and Robinson were increased as reflected below, based primarily on the growth in the scale and complexity of the company, the peer group data, and individual performance during 2014, and, with respect to Messrs. Lyon and Zaist, in connection with their proposed signing of new three-year employment agreements on March 31, 2015. The table below shows each NEO’s annual base salary for each of the 2014 and 2015 fiscal years.

Name	FY 2014 Base Salary ($)	FY 2015 Base Salary ($)
William H. Lyon	600,000	750,000
Matthew R. Zaist	500,000	650,000
William Lyon	1,000,000	1,000,000
Colin T. Severn	300,000	325,000
Richard S. Robinson	250,000	275,000

In addition to base salaries, and consistent with 2014, in February 2015 the Compensation Committee utilized a short-term cash incentive and long-term equity incentive program for 2015 (the “2015 Incentive Program”) pursuant to the Company’s 2012 Equity Incentive Plan (the “2012 Plan”). This consisted of cash incentive payout opportunities for all NEOs and long-term incentive equity awards, subject to various targets and conditions, as further described below.

2015 Cash Short-Term Incentive Compensation

Pursuant to the 2015 Incentive Program, for fiscal year 2015, all NEOs were eligible to earn a cash short-term incentive payout of up to 200% of their target cash incentive payout based 75% on the Company’s achievement of a pre-established adjusted EBITDA target (“Adjusted EBITDA”) and 25% based on achievement of strategic objectives, with such adjustments as may be approved by the Compensation Committee, including positive and negative discretion relative to the financial results delivered, as applicable. With Adjusted EBITDA achievement at or above threshold, the strategic component of the 2015 Incentive Program funds at maximum and the Committee exercises negative discretion to reflect actual performance against strategic objectives. This strategic objective approach was selected in order provide the Committee with greater flexibility in assessing and rewarding performance that may or may not be directly reflected in the financial results generated. Payouts as a percentage of target opportunity for NEOs are set forth in the table immediately below.

	Threshold	Target	Maximum
Percent of Performance Target Achieved	75%	100%	140%
Cash Incentive Payout (as a % of Target Opportunity)	75%	100%	200%

Achievement of performance criteria in between the threshold, target, and maximum levels above would result in payouts calculated based on linear interpolation between the performance multiples of target. Target cash incentive opportunities were as follows:

Name	FY 2015 Target Cash Incentive Opportunities (as a % of Base Salary)
William H. Lyon	150%
Matthew R. Zaist	150%
William Lyon	50%
Colin T. Severn	100%
Richard S. Robinson	85%

As permitted under the terms of the 2015 Incentive Program, the Adjusted EBITDA metric is calculated based on net income (loss) attributable to the Company, plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) depreciation and amortization, (vi) cash distributions of income from unconsolidated joint ventures, and (vii) equity in income of unconsolidated joint ventures. The 2015 Adjusted EBITDA target was set at a level that was 62% greater than the actual Adjusted EBITDA results of such metric for the 2014 fiscal year.

The table below shows the Adjusted EBITDA goal established and our actual performance for 2015:

Target Consolidated EBITDA(1)	Actual Consolidated EBITDA(1)	Percent of Target
$167.3 million	$129.6 million	78%

(1)	The 2015 target and actual results exclude non-cash purchase accounting adjustments relative to the as-reported Adjusted EBITDA results, which for 2015 was approximately $28.9 million.

For 2015, the Compensation Committee determined to fund the Strategic Component at the same level as the Adjusted EBITDA achievement, for a total payout of 78% of target. Set forth below are the actual 2015 cash incentive payouts for each NEO:

Name	2015 Cash Incentive Payout ($)
William H. Lyon	877,500
Matthew R. Zaist	760,500
William Lyon	390,000
Colin T. Severn	253,500
Richard S. Robinson	182,325

Long-Term Equity-Based Compensation

Pursuant to the 2015 Incentive Program, the Company awards a mixture of 50% Performance-Based Restricted Stock and 50% Time-Based Restricted Stock (collectively, the “Long-Term Incentive Award”) to all NEOs with a grant date of February 25, 2015. The Compensation Committee determined to include Time-Based Restricted Stock as a component of the 2015 Long-Term Incentive Award to promote retention and better align with market practice. As outlined under “2016 Business Focus and Compensation Highlights”, in 2016 the Company will revise the Long-Term Incentive Award for the Executive Chairman, President and Chief Executive Officer and Senior Vice President and Chief Financial Officer to reflect 75% Performance-Based Restricted Stock and 25% Time-Based Restricted Stock, and add two additional performance measures to the Performance-Based Restricted Stock awards to capture earnings per share and leverage ratio goals.

For the 50% portion of the Long-Term Incentive Award that is time-based restricted stock, the shares underlying such award vest in equal installments on each of March 1, 2016, 2017 and 2018, subject to each officer’s continued service through each vesting date. For the 50% portion of the Long-Term Incentive Award that is performance-based restricted stock, the actual number of shares to be earned under such awards (the “Earned Shares”) is based on the Company’s achievement of a pre-established Return on Equity (“ROE”) target as of the end of the 2015 fiscal year, with such adjustments as may be approved by the Committee. ROE is calculated as the percentage equivalent of the fraction resulting from dividing the Company’s net income available to common stockholders during the 2015 performance period by the Total William Lyon Homes stockholders’ equity at December 31, 2014, each calculated in accordance with generally accepted accounting principles.

One-third of the Earned Shares under the Performance-Based Restricted Stock will vest on each of March 1, 2016, 2017 and 2018, subject to each officer’s continued service through each such vesting date. The Performance-Based Restricted Stock opportunities for our NEOs are set forth below:

	Threshold	Target	Maximum
Percent of ROE Target Achieved for 2015 Fiscal Year	75%	100%	140%
Target Shares Earned	75%	100%	200%

Achievement of the ROE target in between the threshold, target, and maximum levels above would result in Earned Shares calculated using linear interpolation between the performance multiples of target. The following table sets forth a summary of the Long-Term Incentive Awards approved by the Compensation Committee in February 2015 for the NEOs:

Name	Threshold Shares of Performance-Based Restricted Stock	Target Shares of Performance-Based Restricted Stock	Maximum Shares of Performance-Based Restricted Stock	Shares of Time-Based Restricted Stock
William H. Lyon	22,010	29,347	58,695	29,347
Matthew R. Zaist	20,788	27,717	55,434	27,717
William Lyon	8,152	10,869	21,739	10,869
Colin Severn	7,948	10,597	21,195	10,597
Richard S. Robinson	2,038	2,717	5,434	2,717

With respect to the Performance-Based Restricted Stock under the Long-Term Incentive Award, target ROE for 2015 was 10.915%. In February 2016, the Compensation Committee determined that the Company achieved ROE of approximately 10.1%, or 92% of target, resulting in each NEO earning 92% of his Target Shares, as demonstrated in the table below.

Name	Target Shares of Performance-Based Restricted Stock	Actual Shares Earned Under Performance-Based Restricted Stock	Shares of Time-Based Restricted Stock
William H. Lyon	29,347	26,999	29,347
Matthew R. Zaist	27,717	25,499	27,717
William Lyon	10,869	9,999	10,869
Colin Severn	10,597	9,749	10,597
Richard S. Robinson	2,717	2,499	2,717

2015 Employment Agreement-Related Option Awards

As outlined further below under the section “Employment Agreements — William H. Lyon and Matthew R. Zaist”, in connection with the signing of new employment agreements Messrs. William H. Lyon and Zaist were each granted options to purchase 120,000 shares of Company common stock, which the Compensation Committee approved with a grant date of April 1, 2015. These awards represent a long-term commitment to value creation in the organization. The options were granted under the 2012 Plan and have an exercise price per share of $25.82, the closing trading price of the Company’s common stock on March 31, 2015. Based on the closing stock price at the end of 2015 the stock options were out-of-the-money, and the executives will only recognize value if the share price exceeds the exercise price, demonstrating pay and performance alignment. Mr. Lyon’s option vests in three equal installments on each of March 31, 2018, 2019 and 2020, and Mr. Zaist’s option vests in a single installment on March 31, 2018, in each case, subject to continued employment with the Company.

Perquisites and Other Personal Benefits

The Company provides our management team and more senior executives, including our NEOs, with certain perquisites and other personal benefits that the Company believes are reasonable and consistent with the overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include, with respect to all NEOs other than General William Lyon, an annual automobile allowance of $4,800 ($400 per month), payable in accordance with the Company’s regular payroll schedule, and Company-paid gasoline for use of one personal vehicle for business purposes. In addition, for 2015 the Company paid for a driver and car service for General William Lyon for business purposes. Our NEOs are also eligible to participate in an executive supplemental health insurance program, and additional benefits under a long-term disability program.

In addition, the Company has established a 401(k) retirement savings plan for its employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. The Company believes that providing a vehicle for tax-preferred retirement savings through the 401(k) plan adds to the overall desirability of its executive compensation package and further incents the Company’s employees, including the NEOs, in accordance with the Company’s compensation policies. For 2015, the Company approved payment of matching contributions to each eligible participant’s plan account in an amount equal to 50% of each participant’s deferrals for 2015, up to a maximum of 3% of the participant’s eligible compensation during 2015.

Stock Ownership, Holding and Anti-Pledging Policies

In 2013, our Board adopted stock ownership guidelines for certain of our executives, including each of our NEOs, requiring such NEOs to hold stock with a value equal to the following ownership threshold levels:

Position	Minimum Level of Stock Value Required to be Held
2015 Co-Chief Executive Officers	4x Base Salary
Other NEOs	2x Base Salary

Under the terms of the Company’s stock ownership guidelines, NEOs must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted under the Company’s equity award plans (net of shares used to pay the exercise price of options or purchase price of other awards, all applicable withholding taxes and all applicable transaction costs) until the executive officer’s qualifying holdings meet or exceed the applicable salary multiple. In addition, absent a waiver by the Company or undue hardship, executive officers may not dispose of share holdings (by sale or otherwise) if the disposition would result in qualifying holdings falling below the applicable salary multiple. “Qualifying holdings” generally refer to shares of Class A Common Stock (i) held beneficially or of record by the executive officer, (ii) held by certain trusts or entities controlled by the executive officer, (iii) held by a 401(k) or other qualified pension or profit-sharing plan for the executive officer’s benefit and (iv) underlying vested restricted stock units. All of our NEOs are in compliance with the stock ownership guidelines.

In addition, the Company has implemented a prohibition applicable to all of our directors and employees, including our NEOs, from engaging in short sales, placing limit orders that last more than 48 hours, purchasing shares on margin and pledging the Company’s securities as collateral to secure loans, subject to limited exceptions based on a demonstration of certain facts and circumstances, and, absent highly unusual circumstances, all such employees and directors are prohibited from entering into any hedging or similar transactions with respect to securities.

Employment Agreements and Severance Benefits

On March 31, 2015, the Company and/or California Lyon, as applicable, entered into new employment arrangements with certain of our NEOs, including new employment agreements (collectively, the “New Agreements”) with William H. Lyon, then Chief Executive Officer, and Matthew R. Zaist, then President and Chief Operating Officer, and a new offer letter (the “Offer Letter”) with General William Lyon, then Executive

Chairman. The New Agreements and the Offer Letter for these NEOs superseded and replaced the Company’s prior employment agreements with such NEOs, and the material terms of these new employment arrangements are described below.

Employment Agreements — William H. Lyon and Matthew R. Zaist

The New Agreements, each of which has a three year term that automatically renews for additional one year periods at the end of the then current term, provide for Messrs. Lyon and Zaist to receive a minimum base salary of $750,000 and $650,000, respectively, have an annual bonus targeted at a minimum of 150% of base salary and receive benefits generally available to other senior executives. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Compensation Committee, and if increased, shall not be decreased during the remainder of the term. The New Agreements also provide for Messrs. Lyon and Zaist to each be granted an option to purchase 120,000 shares of Company common stock, which the Compensation Committee approved with a grant date of April 1, 2015. The options were granted under the 2012 Plan and have an exercise price per share of $25.82, the closing trading price of the Company’s common stock on March 31, 2015. Mr. Lyon’s option vests in three equal installments on each of March 31, 2018, 2019 and 2020, and Mr. Zaist’s option vests in a single installment on March 31, 2018, in each case, subject to continued employment with the Company.

Under the New Agreements, if Mr. Lyon’s or Zaist’s employment is terminated by the Company without “cause,” as defined in the New Agreements, or by the executive for “good reason”, as described below, the executive is entitled to receive (i) a payment equal to the product of (A) 2.0 (or 3.0 in the event such termination occurs within 12 months following a change in control or within any period during which the Company or California Lyon is party to an agreement that would result in a change in control), multiplied by (B) the sum of the executive’s annual salary plus target cash bonus, based on the highest annual salary and annual target bonus during the term; (ii) any deferred and unpaid bonuses; (iii) a pro rata portion of the actual annual bonus earned for the fiscal year of termination; (iv) full acceleration of all equity awards and continued exercisability of options in accordance with their terms; and (v) continued healthcare coverage for up to 24 months. Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of the Company and compliance with the New Agreements’ restrictive covenants. The New Agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under the New Agreements, “good reason” will be deemed to have occurred, among other things, (i) if California Lyon materially breaches the employment agreement (including a material reduction in annual salary or reduction of the target cash bonus to less than 150% of the executive’s annual base salary), (ii) any material diminution in the executive’s title, responsibilities, duty and authority, (iii) upon the relocation (without the executive’s consent) of the executive’s or California Lyon’s principal place of business outside of Newport Beach, California, (iv) the provision by California Lyon to the executive of a notice of non-renewal, (v) any change in the person to whom the executive directly reports, except if to the Board, or (iv) with respect to Mr. Lyon, if the Company or California Lyon ceases to acquire or develop land or materially changes its business, or invests or engages in new businesses that compete with Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC, and with respect to Mr. Zaist, if someone other than William H. Lyon, General Lyon or himself is appointed to the position (even on a temporary or interim basis) of Chief Executive Officer of the Company, in each case as further described and qualified in the New Agreements.

In the event of a termination of the executive’s employment due to death or disability, the executive (or his estate) will be entitled to receive: (i) a lump sum payment equal to the amount of annual salary payable to the executive for the remainder of the then-current term; (ii) a lump sum payment equal to the amount of any previously earned deferred bonuses not previously paid; (iii) full acceleration of all equity awards and continued exercisability of options in accordance with their terms; and (iv) continued healthcare coverage for up to the earlier of 6 months or the expiration of the then-current term.

The New Agreements also include standard confidentiality and invention assignment provisions, non-competition and non-solicitation restrictions and mutual non-disparagement obligations.

Offer Letter — General William Lyon

The Offer Letter entered into in 2015 provided for a base salary of $1,000,000. The Offer Letter provided that General Lyon will be eligible to receive a bonus pursuant to the Company’s annual bonus program for its senior executives with a target bonus opportunity equal to 50% of base salary, on terms no less favorable than those applicable to the Company’s other senior executives. The Offer Letter further provided that General Lyon will be eligible to receive an equity award pursuant to any long-term incentive compensation plan adopted by the Company covering any year during which he is employed, on terms no less favorable than those applicable to the Company’s other senior executives. Upon General Lyon’s death, disability or involuntary termination, the Offer Letter provided that certain accelerated vesting provisions would apply. General Lyon will be eligible to participate in the Company’s health and welfare programs, and to receive benefits and perquisites in all cases on a basis no less favorable than the Company’s other directors and/or senior executives, as applicable.

In connection with General William Lyon’s transition to the new role of Chairman Emeritus effective March 22, 2016, he no longer participates in the Company’s short-term cash incentive or long-term equity incentive programs. California Lyon entered into a new offer letter with General Lyon dated as of March 22, 2016 to reflect this change in compensation.

Employment Agreements for Colin T. Severn and Richard S. Robinson

New forms of employment agreement for Messrs. Severn and Robinson, effective as of April 1, 2013, replaced the agreements initially entered into with such executives effective September 1, 2012. The new agreements are individually referred to as an “Employment Agreement” and collectively referred to as the “Employment Agreements.”

The term of the Employment Agreements for each of Messrs. Severn and Robinson are for an initial period expiring March 31, 2014, with automatic one-year renewal periods annually thereafter unless either party provides the other with written notice of nonrenewal at least 60 days prior to the expiration of the term.

Under the Employment Agreements, Messrs. Severn and Robinson are entitled to minimum annual base salaries of $250,000 and $225,000, respectively. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Compensation Committee, and if increased, shall not be decreased during the remainder of the term.

Messrs. Severn and Robinson are entitled under the Employment Agreements to earn a cash bonus for each fiscal year under the senior executive bonus program established by the Compensation Committee, and shall participate at a level commensurate with his position at the Company. Annual target bonus levels will be established by the Compensation Committee in its sole discretion.

In the event of a termination of the executive’s employment due to death or disability, by the Company for “cause” or by the executive without “good reason,” the executive (or his estate) will be entitled to receive no benefits other than accrued but unpaid base salary and vacation benefits through the date of termination.

Under the Employment Agreements, in the event of the termination of the executive’s employment by the Company without “cause,” as defined in the employment agreements, or the termination by the executive of his employment for “good reason,” as defined below, the executive is entitled to receive (i) a payment equal to the product of (A) 1.0 multiplied by (B) the sum of the executive’s annual salary plus target cash bonus at the time of his termination of employment; (ii) any deferred and unpaid bonuses; (iii) in the case of Mr. Robinson, accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan and, in the case of Mr. Severn, if such termination occurs on or within 12 months following a change in control as defined in the employment agreement (and the executive’s respective equity awards are not assumed by the successor corporation), accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan;

and (iv) reimbursement for certain health benefits coverage through the earlier of (A) the end of the six-month period beginning on the first day of the month following the month of the executive’s termination of employment and (B) the date when the executive becomes covered under another employer’s group health or disability plan.

Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of the Company and his compliance with certain restrictive covenants. The Employment Agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under the Employment Agreements, “good reason” generally includes (i) a material breach of the employment agreement by the Company (including a material reduction in authority, duties or base salary), (ii) a relocation of the executive’s or the Company’s principal place of business outside a specified area, or, with respect to Mr. Severn, (iii) the occurrence of a “change in control”, as defined in the employment agreement.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Code disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other NEOs, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. Because the Company was private prior to its initial public offering in May 2013 and compensation was granted under plans in place prior to the initial public offering, Section 162(m) of the Code was not a factor in the Company’s 2015 compensation decisions.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are those amounts of compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving certain compensation arrangements for the NEOs in the future, the Compensation Committee may consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees and other service providers, including the NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the 2015, 2014 and 2013 fiscal years earned by, awarded to or paid to the NEOs.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

William H. Lyon	2015	744,231	—	1,407,482	1,465,679	877,500	—	23,673	(6)	4,518,565
Co-Chief Executive Officer and Vice Chairman of the Board	2014 2013	600,000 576,923	— —	900,000 600,000	— —	712,500 900,000	— —	23,176 29,726		2,235,676 2,106,649

Matthew R. Zaist	2015	640,385	—	1,329,307	1,416,404	760,500	—	23,373	(7)	4,169,969
President and Co-Chief Executive Officer	2014 2013	500,000 465,384	— 38,682	900,000 500,000	— 101	593,750 750,000	— —	14,887 38,724		2,008,637 1,792,891

William Lyon	2015	1,038,462	—	521,277	—	390,000	—	67,967	(8)	2,017,706
Executive Chairman and Chairman of the	2014 2013	1,000,000 1,000,000	500,000 1,000,000	500,000 —	— —	— —	— —	14,074 27,902		2,014,074 2,027,902
Board

Colin T. Severn	2015	331,731	—	508,232	—	253,500	—	26,528	(9)	1,119,991
Senior Vice President and Chief Financial Officer	2014 2013	270,462 238,461	— 4,347	275,000 125,000	— 15	213,750 262,500	— —	17,227 —		776,439 726,014

Richard S. Robinson	2015	279,808	—	130,307	—	182,325	—	20,134	(10)	612,574
Senior Vice President	2014 2013	244,231 219,230	— 3,260	125,000 100,000	— 11	166,250 225,000	— —	15,800 20,372		551,281 567,862
Finance and Acquisition

(1)	The positions reflect the titles for the NEOs in place as of December 31, 2015 which differ from the titles for certain NEOs as of the beginning of the 2015 year, including the time during which compensation levels were determined, and as in place at the time of filing of this Proxy Statement. General William Lyon currently serves as Chairman Emeritus and a member of the Board, William H. Lyon currently serves as Executive Chairman and Chairman of the Board, Matthew R. Zaist currently serves as President and Chief Executive Officer, and William Lyon serves as Chairman Emeritus and a member of the Board. For more information see “—Compensation Discussion and Analysis-Executive Summary-2015 and 2016 Leadership Structure Transitions.”
(2)	The amounts shown capture the increased base salaries that went into effect as of March 9, 2015 for certain NEOs including Messrs. William H. Lyon, Zaist, Severn and Robinson, as described above in “—Compensation Discussion and Analysis-Elements of Compensation-Base Salary”, as well as the additional pay period that was captured during the 2015 year.

(3)	For 2015, represents the grant date fair value of the time-based restricted stock awards as well as the performance-based restricted stock awards granted pursuant to the 2015 Incentive Program under the 2012 Plan, which each represent 50% of the award value listed in the table. With respect to the time-based restricted stock awards granted to each NEO, the grant date fair value of the awards shown is based on the fair market value of our Class A Common Stock on the date of grant as defined in the 2012 Plan, which is the closing stock price of our Class A Common Stock on the NYSE on the preceding trading day, multiplied by the number of shares granted. One-third of the shares vest on each of March 1, 2016, 2017 and 2018, subject to each officer’s continued service through each such vesting date. With respect to the performance-based restricted stock awards granted to each NEO, the award is subject to the achievement of a pre-established ROE target for 2015. The grant date fair value of these performance-based restricted stock awards shown is based on the fair market value of our Class A Common Stock on the date of grant as defined in the 2012 Plan, which is the closing stock price of our Class A Common Stock on the NYSE on the preceding trading day, multiplied by the target number of shares granted. One-third of the earned shares vest on each of March 1, 2016, 2017 and 2018, subject to each officer’s continued service through each such vesting date. The fair value of these performance-based restricted stock awards assuming achievement of the ROE goals at the maximum level (which may differ from two times’ target by up to the value of one share due to rounding), are as follows:

Fair Value Performance-Based Stock Awards Assuming Maximum Performance ($)
William H. Lyon	$1,407,506
Matthew R. Zaist	$1,329,307
William Lyon	$521,301
Colin T. Severn	$508,256
Richard S. Robinson	$130,307

(4)	The amounts shown represent the grant date fair value of option grants computed in accordance with FASB ASC Topic 718, which was estimated on the grant date using the Black-Scholes option-pricing model. The options were granted in connection with the Company’s entry into long-term employment contracts with each of William H. Lyon and Matthew R. Zaist. Mr. Lyon’s option vests in three equal installments on each of March 31, 2018, 2019 and 2020, and Mr. Zaist’s option vests in a single installment on March 31, 2018, in each case, subject to continued employment with the Company.
(5)	The amounts shown for 2015 represent performance-based cash incentive payments earned for the 2015 fiscal year pursuant to the Company’s 2015 incentive program. Payment amounts for these annual cash incentive awards were based on the level of the Company’s achievement of a pre-established Adjusted EBITDA target as well as the Strategic Component.
(6)	The amount reported in this All Other Compensation column for 2015 reflects a $4,985 automobile allowance (which includes an additional pay period captured in 2015), $250 in fuel reimbursement, $10,248 in supplemental executive health insurance premiums, $240 in incremental long-term disability program premiums, and $7,950 in 401(k) matching contributions.
(7)	The amount reported in this All Other Compensation column for 2015 reflects a $4,985 automobile allowance (which includes an additional pay period captured in 2015), $1,435 in fuel reimbursement, $8,763 in supplemental executive health insurance premiums, $240 in incremental long-term disability program premiums, and $7,950 in 401(k) matching contributions.
(8)	The amount reported in this All Other Compensation column for 2015 reflects $60,863 for a Company paid car and driver, $6,864 in supplemental executive health insurance premiums, and $240 in incremental long-term disability program premiums.
(9)	The amount reported in this All Other Compensation column for 2015 reflects a $4,985 automobile allowance (which includes an additional pay period captured in 2015), $3,105 in fuel reimbursement, $10,248 in supplemental executive health insurance premiums, $240 in incremental long-term disability program premiums, and $7,950 in 401(k) matching contributions.
(10)	The amount reported in this All Other Compensation column for 2015 reflects a $4,985 automobile allowance (which includes an additional pay period captured in 2015), $2,055 in fuel reimbursement, $4,946 in supplemental executive health insurance premiums, $198 in incremental long-term disability program premiums, and $7,950 in 401(k) matching contributions.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2015.

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/ Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum

William H. Lyon	—	—	$843,750	$1,125,000	$2,250,000	—	—	—	—	—	—	—
	2/25/2015	2/25/2015	—	—	—	22,010	29,347	58,695	29,347	—	—	$1,407,482	(6)
	4/1/2015	3/30/2015	—	—	—	—	—	—	—	120,000	25.82	$1,465,679	(7)

Matthew R. Zaist	—	—	$731,250	$975,000	$1,950,000	—	—	—	—	—	—	—
	2/25/2015	2/25/2015	—	—	—	20,788	27,717	55,434	27,717	—	—	$1,329,307	(6)
	4/1/2015	3/30/2015	—	—	—	—	—	—	—	120,000	25.82	$1,416,404	(7)

William Lyon	—	—	$375,000	$500,000	$1,000,000	—	—	—	—	—	—	—
	2/25/2015	2/25/2015	—	—	—	8,152	10,869	21,739	10,869	—	__	$521,277	(6)

Colin T. Severn	—	—	$243,750	$325,000	$650,000	—	—	—	—	—	—	—
	2/25/2015	2/25/2015	—	—	—	7,948	10,597	21,195	10,597	—	—	$508,232	(6)

Richard S. Robinson	—	—	$175,313	$233,750	$467,500	—	—	—	—	—	__	—
	2/25/2015	2/25/2015	—	—	—	2,038	2,717	5,434	2,717	—	—	$130,307	(6)

(1)	Represents threshold, target and maximum payouts under the cash short-term incentive payout component of the 2015 Incentive Program. The NEOs were eligible to earn cash incentive payouts for 2015 based 75% on the Company’s achievement of a pre-established Adjusted EBITDA target and 25% on strategic objectives, with such adjustments as approved by the Compensation Committee, including positive and negative discretion, as applicable. Threshold amounts were set at 75% of each NEO’s target opportunity, target amounts were set at 100% of each NEO’s target opportunity, and maximum amounts were set at 200% of each NEO’s target opportunity. For a description of the short-term cash incentive payout component of the 2015 Incentive Program, see “—Compensation Discussion and Analysis-Elements of Compensation-2015 Short-Term Cash Incentive Compensation.”
(2)	Represents threshold, target and maximum shares that could be earned under the performance-based restricted stock award component of the 2015 Incentive Program based on the Company’s achievement of a pre-established ROE performance target for fiscal year 2015. One-third of the earned shares vest on each of March 1, 2016, 2017 and 2018, subject to each officer’s continued service through each such vesting date. The time-based restricted stock award component of the 2015 Incentive Program is reflected in the column to the right titled “All Other Stock Awards: Number of Shares of Stock or Units.” For a description of the long-term equity component of the 2015 Incentive Program, see “—Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity Based Compensation.”
(3)	Represents the time-based restricted stock award component of the 2015 Incentive Program. One-third of the shares underlying such awards vest on each of March 1, 2016, 2017 and 2018, subject to each officer’s continued service through each such vesting date.
(4)	Represents stock option awards that were granted in connection with the Company’s entry into long-term employment contracts with each of William H. Lyon and Matthew R. Zaist. Mr. Lyon’s option vests in three equal installments on each of March 31, 2018, 2019 and 2020, and Mr. Zaist’s option vests in a single installment on March 31, 2018, in each case, subject to continued employment with the Company.
(5)	The exercise price per share is equal to the fair market value (as defined in the 2012 Plan) of one share of Class A Common Stock on the grant date, which is the closing price on the NYSE on the preceding trading day.
(6)	The value of the restricted stock awards shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the fair market value of the Class A Common Stock on the date of grant, which was $23.98 per share (which is the closing stock price on the NYSE for the preceding trading day, in accordance with the 2012 Plan), multiplied by the target number of shares granted with respect to the performance-based restricted stock awards and the number of shares granted with respect to the time-based restricted stock awards.
(7)	The value of the options awards shown represents the grant date fair value as prescribed under FASB ASC Topic 718, which was estimated on the grant date using the Black-Scholes option-pricing model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our NEOs at December 31, 2015.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)		Market value of shares or units of stock that have not vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(2)

William H. Lyon	—		120,000	25.82	3/31/2025	69,553		1,147,625	29,347	484,226

Matthew R. Zaist	—		120,000	25.82	3/31/2025	64,358	(3)	1,061,907	27,717	457,331
	169,697	(3)	—	8.66	9/30/2022	—		—	—	—
William Lyon	—		—	—	—	21,645		357,143	10,869	179,339

Colin T. Severn	28,364		—	8.66	9/30/2022	20,801		343,217	10,597	174,851

Richard S. Robinson	3,535		—	8.66	9/30/2022	8,894		146,751	2,717	44,831

(1)	The table below shows on a grant-by-grant basis the vesting schedules relating to the unvested stock option and restricted stock awards that are represented in the above table.

The following table provides the vesting schedule with respect to each of the restricted stock awards and stock options awards set forth in the table above.

Name	Grant Date	Award Type	Vesting Schedule

William H. Lyon	03/01/2013	Performance-Based Restricted Stock	In February 2014, the Compensation Committee determined that 64,172 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 21,391 shares vested on 3/1/2014, 21,391 shares vested on 3/1/2015 and 21,390 shares vest 3/1/2016.

	03/01/2014	Performance-Based Restricted Stock	In February 2015, the Compensation Committee determined that 28,224 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 9,408 shares vested on 3/1/2015, and 9,408 shares vest on each of 3/1/2016 and 3/1/2017.

	02/25/2015	Performance-Based Restricted Stock	In February 2016, the Compensation Committee determined that 26,999 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 9,000 shares vest on each of 3/1/2016 and 3/1/2017, and 8,999 shares vest on 3/1/2018.

	02/25/2015	Time-Based Restricted Stock	9,783 shares vest on 3/1/2016 and 9,782 shares vest on each of 3/1/2017 and 3/1/2018.

	04/01/2015	Non-qualified Stock Option	40,000 options vest on each of 3/31/2018, 3/31/2019 and 3/31/2020.

Matthew R. Zaist	03/01/2013	Performance-Based Restricted Stock	In February 2014, the Compensation Committee determined that 53,476 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 17,826 shares vested on 3/1/2014, 17,825 shares vested on 3/1/2015 and 17,825 shares vest on 3/1/2016.

	03/01/2014	Performance-Based Restricted Stock	In February 2015, the Compensation Committee determined that 28,224 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 9,408 shares vested on 3/1/2015 and 9,408 shares vest on each of 3/1/2016 and 3/1/2017.

	02/25/2015	Performance-Based Restricted Stock	In February 2016, the Compensation Committee determined that 25,499 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 8,500 vest on each of 3/1/2016 and 3/1/2017, and 8,499 shares vest on 3/1/2018.

	02/25/2015	Time-Based Restricted Stock	9,239 shares vest on each of 3/1/2016, 3/1/2017 and 3/1/2018.

	04/01/2015	Non-qualified Stock Option	120,000 options vest on 3/31/2018.

William Lyon	03/01/2014	Performance-Based Restricted Stock	In February 2015, the Compensation Committee determined that 16,165 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 5,389 shares vested on 3/1/2015, and 5,388 shares vest on each of 3/1/2016 and 3/1/2017.

	02/25/2015	Performance-Based Restricted Stock	In February 2016, the Compensation Committee determined that 9,999 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 3,333 shares vest on each of 3/1/2016, 3/1/2017 and 3/1/2018.

	02/25/2015	Time-Based Restricted Stock	3,623 shares vest on each of 3/1/2016, 3/1/2017 and 3/1/2018.

Colin T. Severn	03/01/2013	Performance-Based Restricted Stock	In February 2014, the Compensation Committee determined that 13,369 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 4,457 shares vested on 3/1/2014, 4,456 shares vested on 3/1/2015, and 4,456 shares vest on 3/1/2016.

	03/01/2014	Performance-Based Restricted Stock	In February 2015, the Compensation Committee determined that 8,623 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 2,875 shares vested on 3/1/2015 and 2,874 shares vest on each of 3/1/2016 and 3/1/2017.

	02/25/2015	Performance-Based Restricted Stock	In February 2016, the Compensation Committee determined that 9,749 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 3,250 vest on each of 3/1/2016 and 3/1/2017, and 3,249 shares vest on 3/1/2018.

	02/25/2015	Time-Based Restricted Stock	3,533 shares vest on 3/1/2016 and 3,532 shares vest on each of 3/1/2017 and 3/1/2018.

Richard S. Robinson	03/01/2013	Performance-Based Restricted Stock	In February 2014, the Compensation Committee determined that 10,696 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 3,566 shares vested on 3/1/2014, 3,565 shares vested on 3/1/2015, and 3,565 shares vest on 3/1/2016.

	03/01/2014	Performance-Based Restricted Stock	In February 2015, the Compensation Committee determined that 3,918 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 1,306 shares vested on 3/1/2015, and 1,306 shares vest on each of 3/1/2016 and 3/1/2017.

	02/25/2015	Performance-Based Restricted Stock	In February 2016, the Compensation Committee determined that 2,499 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 833 shares vest on each of 3/1/2016, 3/1/2017 and 3/1/2018.

	02/25/2015	Time-Based Restricted Stock	906 shares vest on each of 3/1/2016 and 3/1/2017 and 905 shares vest on 3/1/2018.

(2)	Represents the closing stock price of the Company’s Class A Common Stock on the New York Stock Exchange on December 31, 2015, of $16.50 per share, multiplied by the number of shares, or unearned shares, as applicable, that have not vested.
(3)	A portion of the securities represented by this figure are held by a limited liability company of which Mr. Zaist is a manager and in which Mr. Zaist’s trust holds a controlling interest.

Options Exercised and Stock Vested

The following table summarizes the option exercises and vesting of restricted stock awards for our NEOs for the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of securities acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)		Value realized on vesting ($)(2)
William H. Lyon	—	—	30,799		698,829
Matthew R. Zaist	9,883	140,017	27,233	(3)	617,916
William Lyon	—	—	5,389		122,276
Colin T. Severn	1,482	19,751	7,331		166,340
Richard S. Robinson	1,112	15,599	4,871		110,522

(1)	The value realized upon exercise of stock options reflects the fair market value on the date of exercise as determined in accordance with the 2012 Plan, which is the closing price of our Class A Common Stock on the New York Stock Exchange on the preceding trading day, and net of the exercise price for acquiring the shares.
(2)	Represents the closing stock price of the Company’s Class A Common Stock on the New York Stock Exchange on the preceding trading day of the date of vesting, multiplied by the number of shares that have vested.
(3)	A portion of the securities represented by this figure are held by a limited liability company of which Mr. Zaist is a manager and in which Mr. Zaist’s trust holds a controlling interest.

Pension Benefits

The NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by the Company during the fiscal year ended December 31, 2015.

Nonqualified Deferred Compensation

The NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company during the fiscal year ended December 31, 2015.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to our NEOs upon a “change in control” alone without a qualifying termination, upon executive’s termination of employment as a result of death or disability, upon a “qualifying termination” of employment (a termination by us without cause or the executive’s resignation for good reason), or upon a qualifying termination in connection with a change in control. In the event an NEO is terminated for cause, by the NEO for any reason other than good reason, or, in the case of Messrs. Severn and Robinson, due to death or disability, such NEO is not entitled to any severance payments or benefits. The amounts shown assume that the triggering event was effective as of December 31, 2015, the last business day of fiscal year 2015, and are only estimates of the amounts that would be paid to such NEOs. The actual amounts to be paid can be determined only at the time of such termination of employment or other triggering event. Further, the amounts shown are based on the employment agreements in place as of December 31, 2015 and equity award agreements outstanding as of such date, the assumed date of the triggering event.

Name, Type of Termination	Cash Severance ($)(1)	Equity Acceleration ($)(2)	Benefits Continuation ($)(3)	Total ($)
William H. Lyon
CIC (no Qualifying Termination)	—	1,631,851	—	1,631,851
Death or Disability	1,687,500	1,631,851	12,327	3,331,678
Qualifying Termination (no CIC)	3,750,000	1,631,851	49,306	5,431,157
Qualifying Termination + CIC	5,625,000	1,631,851	49,306	7,306,157

Matthew R. Zaist
CIC (no Qualifying Termination)	—	1,519,238	—	1,519,238
Death or Disability	1,462,450	1,519,238	8,520	2,990,208
Qualifying Termination (no CIC)	3,250,000	1,519,238	34,077	4,803,315
Qualifying Termination + CIC	4,875,000	1,519,238	34,077	6,428,315

General William Lyon
CIC (no Qualifying Termination)	—	536,482	—	536,482
Death or Disability	—	522,126	—	522,126
Qualifying Termination (no CIC)	—	536,482	—	536,482
Qualifying Termination + CIC	—	536,482	—	536,482

Colin T. Severn
CIC (no Qualifying Termination)	—	—	—	—
Death or Disability	—	—	—	—
Qualifying Termination (no CIC)	650,000	—	12,327	662,327
Qualifying Termination + CIC	650,000	518,068	12,327	1,180,395

Richard S. Robinson
CIC (no Qualifying Termination)	—	—	—	—
Death or Disability	—	—	—	—
Qualifying Termination (no CIC)	508,750	191,582	8,520	708,852
Qualifying Termination + CIC	508,750	191,582	8,520	708,852

(1)	In the event of a “qualifying termination” of employment, represents an amount equal to: for each of Messrs. William H. Lyon and Zaist, two (2) times the sum of his annual base salary plus target bonus for 2015; for each of Messrs. Severn and Robinson, the sum of his annual salary plus target cash bonus for 2015. With respect to Messrs. William H. Lyon and Zaist, in the event of a qualifying termination occurring within one year following a change of control, or any period during which the Company is party to an agreement, the consummation of the transactions contemplated by which would result in the occurrence of a change of control, represents an amount equal to three (3) times the sum of his annual base salary plus target bonus for 2015. In the event of a termination of the employment of Messrs. William H. Lyon or Zaist due to death or disability, represents an amount equal to his base salary for the remaining twenty-seven (27) month period through March 31, 2018.
(2)

Represents the intrinsic value of the accelerated vesting of all unvested stock options and restricted stock awards, based on the closing stock price of the Company’s Class A Common Stock on the New York Stock Exchange on December 31, 2015, of $16.50 per share. In accordance with the terms of the executive’s employment agreement and/or equity award agreement, as applicable, upon a termination of the employment of each of William Lyon, William H. Lyon or Mr. Zaist by the Company without cause or by him for good reason, whether or not following a change of control of the Company, or upon a change of control, in each case he is entitled to accelerated vesting in full of all stock options and restricted stock awards granted, as applicable, with such shares of restricted stock for performance-based awards to be the target number of shares if such triggering event occurs prior to the Compensation Committee’s determination of the Company’s achievement of its performance target for the period. Upon a termination of Mr. Severn’s employment by the Company without cause or by him for good reason, in either case on or within twelve months following a change in control of the Company (and the executive’s respective equity awards are not assumed by the successor corporation), he is entitled to accelerated vesting in full of all stock options and restricted stock awards granted, as applicable, with such shares of restricted stock for performance-based awards to be the target number of shares if such triggering event occurs prior to the Compensation Committee’s determination of the Company’s achievement of its performance target for the period. Upon a termination of Mr. Robinson’s employment by the Company without cause or by him for good reason, whether or not following a change in control of the Company, he is entitled to accelerated vesting in full of all outstanding restricted stock and stock option awards granted, as applicable, with such shares of restricted stock for performance-based awards to be the target number of shares if such triggering event occurs prior to the Compensation Committee’s determination of the Company’s achievement of its performance target for the period. Upon a termination of General William Lyon’s employment due to death or disability, he is entitled to accelerated vesting in full of the time-based restricted stock awards, and with respect to the performance-based restricted stock awards, is eligible to receive the award based on actual performance at the end of the performance period.
(3)	Represents the value of the continuation of health benefits for the following number of months: twenty-four (24) months for each of Messrs. William H. Lyon and Zaist upon a qualifying termination of employment, or six (6) months for such individuals if termination due to death or disability, and six (6) months for each of Messrs. Severn and Robinson upon a qualifying termination.

Director Compensation

Director Compensation Program. The Compensation Committee is responsible for the periodic review of fees and benefits paid to non-employee directors and for submitting any recommended changes to the Board. Our management directors do not receive additional compensation for their service as directors. Our non-employee directors receive an annual cash retainer, payable in equal quarterly installments, as well as an equity award retainer, consisting of restricted shares of our Class A Common Stock vesting in equal quarterly installments following the grant date. The equity portion of the annual retainer for Messrs. Barr and Redleaf (our former director) was paid in cash. The amount of the annual cash retainer for 2015 was $65,000. The grant date fair value of the annual equity retainer for 2015 was $90,000. Mr. Hunt, as the lead independent director, receives an additional annual cash retainer and annual equity award retainer, on the same payment and vesting schedule as the other retainers. In 2015, the amount of this additional cash and equity retainer were $50,000 and $25,000, respectively. In addition, for 2015, the chairperson of the Audit Committee receives a fee of $20,000 per year, payable $5,000 per calendar quarter, to serve in such capacity, the chairperson of the Compensation Committee receives a fee of $20,000 per year, payable $5,000 per calendar quarter, to serve in such capacity, the chairperson of the Nominating and Corporate Governance Committee receives a fee of $10,000 per year, payable $2,500 per calendar quarter, to serve in such capacity, and other members of such committees receive a fee of $5,000 per year, payable $1,250 per calendar quarter, per committee for service on such committees.

For 2015, the Board permitted each non-employee director, other than Messrs. Barr and Redleaf, to elect to receive his or her annual cash fees, including the annual retainer and fees for committee service, in the form of restricted stock pursuant to each director’s election, so long as the election was for all of such cash fees. For 2015, Messrs. Ammerman, Hunt and Niemann each elected to receive their cash fees in cash, and Ms. Carlson Schell elected to receive her entire cash fees in restricted shares.

In connection with the 2015 compensation programs and elections described above, the Company granted the following restricted shares of our Class A Common Stock to each of our eligible non-employee directors: 3,913 shares to Mr. Ammerman, 5,000 shares to Mr. Hunt, 3,913 shares to Mr. Niemann, and 7,391 shares to Ms. Carlson Schell, and in each case vesting in equal quarterly installments and to vest in full on March 1, 2016.

Director Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines for our non-employee directors, requiring such directors to hold stock with a value equal to two times the director’s annual retainer value as of the most recently completed fiscal year (both cash and equity award retainers). Under the terms of the Company’s stock ownership guidelines, directors must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted under the Company’s equity award plans (net of shares used to pay the exercise price of options or purchase price of other awards, all applicable withholding taxes and all applicable transaction costs) until the directors’ qualifying holdings meet or exceed the applicable retainer multiple. In addition, absent a waiver by the Company or undue hardship, directors may not dispose of share holdings (by sale or otherwise) if the disposition would result in qualifying holdings falling below the applicable retainer multiple. “Qualifying holdings” generally refer to shares of Class A Common Stock (i) held beneficially or of record by the director, (ii) held by certain trusts or entities controlled by the director, (iii) held by a 401(k) or other qualified pension or profit-sharing plan for the director’s benefit and (iv) underlying vested restricted stock units. Each of our non-employee directors is in compliance with the Company’s stock ownership guidelines.

2015 Director Compensation. The following table sets forth information concerning the compensation of the directors during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Douglas K. Ammerman	71,250	90,000	161,250
Michael Barr(3)	151,250	—	151,250
Gary H. Hunt	131,250	115,000	246,250
Matthew R. Niemann	71,250	90,000	161,250
Nathaniel Redleaf(4)	120,000	—	120,000
Lynn Carlson Schell	—	170,000	170,000

(1)	Represents: (i) a grant of restricted stock with a grant date fair value of $170,000 for Ms. Carlson Schell, representing the aggregate amount of the annual equity retainer for such director and the annual cash retainer and cash fees for committee service, pursuant to the director’s election to receive such cash retainer/fees in the form of equity; (ii) a grant of restricted stock with a grant date fair value of $90,000 per award for each Messrs. Ammerman and Niemann, representing the aggregate amount of the annual equity retainer for such directors, and (iii) a grant of restricted stock with a grant date fair value of $115,000 for Mr. Hunt, representing the aggregate amount of the annual equity retainer for Mr. Hunt as well as the additional annual equity retainer for his service as lead independent director. The grant date fair value is determined using the fair market value per share of Class A Common Stock as of the grant date (which date was February 19, 2015) in accordance with the 2012 Plan, which is the closing stock price of our Class A Common Stock on the NYSE on the preceding trading day. Each of the restricted stock awards granted to our non-employee directors in 2015 vest in equal quarterly installments on each of June 1, September 1 and December 1, 2015 and March 1, 2016, in each case subject to the individual non-employee director’s continued service on the Board through such date.
(2)	None of the non-employee directors held any vested or unvested stock options as of the end of our 2015 fiscal year. The number of shares of unvested restricted stock held by each of our non-employee directors, as applicable, as of the end of our 2015 fiscal year is as follows: Mr. Ammerman—978 shares; Mr. Hunt—1,250 shares; Mr. Niemann—978 shares; Ms. Carlson Schell—1,847 shares.
(3)	Mr. Barr’s fees are paid to a fund affiliated with Paulson.
(4)	On September 18, 2015, Mr. Redleaf resigned as a director of the Company. Mr. Redleaf’s fees for 2015 were paid to a fund affiliated with Luxor.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the 2016 annual meeting of stockholders and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015.

THE COMPENSATION COMMITTEE

Matthew R. Niemann, Chairman

Douglas K. Ammerman

Thomas F. Harrison

Gary H. Hunt

Lynn Carlson Schell

Equity Compensation Plan Information

The following table summarizes information about our equity securities that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2015. The non-compensatory warrant to purchase 1,907,550 shares of the Company’s Class B Common Stock issued in connection with the prepackaged joint plan of reorganization in February 2012 is not included in the table below.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	611,313	(1)	$15.40	(2)	1,614,107	(3)
Equity compensation plans not approved by security holders	—		$—		—

Total	611,313		$15.40		1,614,107

(1)	Represents outstanding options to purchase shares of Class A common stock of the Company.
(2)	Represents the weighted average exercise price of each of the 611,313 outstanding options to purchase shares of Class A common stock of the Company.
(3)	Represents the number of securities remaining available for issuance under the 2012 Plan as of December 31, 2015.

PROPOSAL 3

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

(“SAY-ON-PAY VOTE”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the SEC’s rules.

At our 2014 annual meeting of stockholders held on May 27, 2014, our stockholders voted on an advisory basis with respect to the frequency of future advisory votes to approve the compensation of our NEOs. Consistent with the recommendation of our Board, over 94% of votes cast were voted in favor of every “1 Year” for such frequency, and the Company has adopted an advisory vote on the compensation of the NEOs annually until the next required vote on the frequency of such an advisory vote. Accordingly, we are asking our stockholders to provide advisory approval of the compensation of our NEOs for the fiscal year ended December 31, 2015, as disclosed in this proxy statement.

Summary

At the 2015 annual meeting of stockholders, our stockholders approved our NEOs’ 2014 fiscal year compensation (on an advisory basis) by over 99% of the votes cast. We believe that this high approval rating was reflective of stockholders’ confidence in our existing compensation policies and structure. For 2015, while the Compensation Committee made certain modest adjustments to provide compensation and award opportunities commensurate with growth in our business, it generally kept the program intact from the previous year, maintaining the Company’s pay philosophy of providing rewards that have a strong alignment with performance delivered and with stockholders.

During 2015 the Company delivered another year of strong overall financial and operational results which, together with the continued progress on strategic goals during the year, we believe position us well for future financial gains. Certain performance highlights for 2015 include:

Strong Financial Results

•    Consolidated Revenue of $1,106.6 million (23% increase over 2014)

•    2,314 New Home Deliveries (32% increase over 2014 and highest annual deliveries in eight years)

•    Homebuilding Gross Margin of $199.9 million (11% increase over 2014)

•    Net Income of $57.3 million (28% increase over 2014)

Key Operational Performance Indicators	• Average Sales Locations of 68 communities for full year 2015 (55% increase over the 2014 average) • Year-End Backlog Value of $391.8 million (51% increase over year-end 2014)

Execution of Strategic Initiatives

•    Completed the integration of Polygon Northwest Homes, enhancing our geographic footprint and diversity, with seven operating divisions across six Western states

•    72 Active Selling Communities as of Year-End 2015 (29% increase over year-end 2014)

In 2015 the Compensation Committee used an executive pay program that requires management to deliver strong results to earn awards, and maintains pay policies and programs that support shareholder interests. Certain pay practices and outcomes in light of the performance results in 2015 include:

Pay Program Design that Emphasizes Pay for Performance

•    Placed significant weighting on at risk pay (approximately 85% each for our 2015 Co-CEOs and an average of approximately 60% for other NEOs based on total target compensation)

•    Established challenging performance goals

Actual 2015 Payouts Aligned Pay for Performance

•    2015 actual cash incentive payouts for NEOs were paid at 78% of target, which correlates to the 78% actual Adjusted EBITDA achievement versus targets

•    NEOs earned 92% of their 2015 performance-based equity shares, which vest ratably over a three-year period, which correlates to achieving 92% of Return on Equity targets

For a comprehensive description of our executive compensation program, policies and objectives, including the specific elements of executive compensation that comprised the program in 2015, please refer to the “Compensation Discussion and Analysis” section of this proxy statement. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning on page 37, provide additional information about the compensation we paid to our NEOs in 2015.

In considering their vote, we encourage stockholders to carefully review our compensation policies and decisions regarding our NEOs as presented in the “Compensation Discussion and Analysis” section of this proxy statement and the tabular, and accompanying narrative, disclosure.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of William Lyon Homes approve, on an advisory basis, the compensation of William Lyon Homes’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, the vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the years to come.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and a “related party.” For purposes of this policy, a “related party” includes our executive officers, directors and director nominees, stockholders owning five percent or more of our voting securities, any immediate family member of any of the foregoing persons sharing the same household as such person, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest.

Our related party transactions policy generally requires, among other things, that any related party transaction be evaluated and approved or ratified by the Audit Committee of our Board of Directors, and that management present to the Audit Committee any proposed related party transaction, including all relevant facts and circumstances thereto and provide periodic updates to the Audit Committee regarding such transactions. Our policy further provides that no director may participate in approval of a related party transaction for which he or she is a related party.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see “Executive Compensation—Employment Agreements and Severance Benefits.”

Indemnification Agreements and Liability Insurance Policy

We have entered into indemnification agreements with each of our executive officers and directors pursuant to which the Company has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

Transactions with Related Persons

We describe below transactions and series of similar transactions that have occurred since the beginning of the 2015 fiscal year to which we were a party or will be a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

Note Receivable from Sale of Aircraft

In September 2009, Presley CMR, Inc., a California corporation (“Presley CMR”), and wholly owned subsidiary of William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of the Company (“California Lyon”), entered into an Aircraft Purchase and Sale Agreement (the “PSA”), with an affiliate of General William Lyon, our current Chairman Emeritus and a member of the Board, to sell the aircraft, owned by the Company. The PSA provides for an aggregate purchase price for the aircraft of $8.3 million (which value was the appraised fair market value of the aircraft), which consists of: (i) cash in the amount of $2.1 million which was paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million. The note is secured by the aircraft. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016. In March 2016, the note was paid off in full by the borrower prior to the September 2016 maturity date.

Land Acquisition Transaction

In October 2015, William Lyon Homes, Inc., a California corporation (“California Lyon”) and wholly owned subsidiary of William Lyon Homes, a Delaware corporation (“Parent” and together with California Lyon, the “Company”), acquired certain lots within the master planned community of Lake Las Vegas in Nevada for a cash purchase price of approximately $7.3 million, from an entity managed by an affiliate of Paulson & Co., Inc. (“Paulson”). In addition, as part of the transaction California Lyon agreed to pay a customary master marketing fee to the seller in an amount of one percent of revenue upon close of escrow of each home in the project. WLH Recovery Acquisition LLC, which is affiliated with, and managed by affiliates of, Paulson, holds over 5% of Parent’s outstanding Class A common stock. The Company believes that the transaction was on terms no less favorable than it would have agreed to with unrelated parties. The transaction was approved by the Audit Committee of Parent’s Board and by the full Board, with the exception of director Michael Barr, who recused himself from the vote because of his affiliation with Paulson. Mr. Barr currently serves as Portfolio Manager for the Paulson Real Estate Funds, which are affiliates of Paulson, where he is responsible for all aspects of the real estate private equity business. Mr. Barr is also a partner in Paulson, which he joined in 2008.

Certain Family Relationships

William H. Lyon, the Company’s Chairman of the Board and Executive Chairman, is the son of General William Lyon. General William Lyon is the Company’s Chairman Emeritus and one of the Company’s directors.

Director Independence

For a description of the independence determinations of the Board, see the section herein entitled “Director Independence.”

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2015, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a).

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2017 proxy statement, your proposal must be received by us no later than December 22, 2016, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2016 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 31, 2017 and no later than March 2, 2017. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 Attn: Investor Relations, or contact Investor Relations by telephone at 310-622-8223. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

By Order of the Board of Directors

Jason R. Liljestrom

Vice President, General Counsel and Corporate Secretary

Newport Beach, California

April 21, 2016

WILLIAM LYON HOMES 4695 MACARTHUR COURT, 8TH FLOOR NEWPORT BEACH, CA 92660

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 30, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 30, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09064-P78331	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WILLIAM LYON HOMES The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of eight directors to serve for a term of office expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified.			☐	☐	☐

	Nominees:
	01)	Douglas K. Ammerman	05)	General William Lyon
	02)	Michael Barr	06)	William H. Lyon
	03)	Thomas F. Harrison	07)	Matthew R. Niemann
	04)	Gary H. Hunt	08)	Lynn Carlson Schell

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as the independent registered public accountants of William Lyon Homes for the fiscal year ending December 31, 2016.	☐	☐	☐

3.	Advisory (non-binding) vote to approve the compensation of our named executive officers, as described in the proxy materials.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E09065-P78331

WILLIAM LYON HOMES

Annual Meeting of Stockholders

May 31, 2016 at 10:00 AM local time

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 31, 2016

By signing the proxy, you revoke all prior proxies and appoint Matthew R. Zaist and Colin T. Severn and each of them acting in the absence of the other, with full power of substitution, to vote shares of Common Stock on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

Continued and to be signed on reverse side